Filed Pursuant to Rule 424(b)(1)
Registration No. 333-181347

PROSPECTUS SUPPLEMENT
(To Prospectus Dated June 25, 2012)

25,054 Shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A
Liquidation Preference Amount $1,000 Per Share

This prospectus supplement relates to the offer and sale of 25,054 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value (the “Preferred Shares”), liquidation preference amount $1,000 per share, by the United States Department of the Treasury (“Treasury”). We issued the Preferred Shares to Treasury on December 23, 2008 as part of Treasury’s Troubled Asset Relief Program Capital Purchase Program (the “CPP”) in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

We will not receive any proceeds from the sale of any Preferred Shares sold by Treasury.

Dividends on the Preferred Shares are payable quarterly in arrears on each February 15, May 15, August 15 and November 15. The initial dividend rate is 5% per annum through February 14, 2014, and will increase to 9% per annum on and after February 15, 2014 if not otherwise redeemed earlier for cash by us. Since issuing the Preferred Shares, we have declared and paid all accrued dividends on the Preferred Shares to and including the period ending May 14, 2012, which dividend was due on May 15, 2012. We may redeem the Preferred Shares, at any time, in whole or in part, at our option, subject to prior approval by the appropriate federal banking agency, for cash, for a redemption price equal to 100% of the liquidation preference amount per Preferred Share plus any accrued and unpaid dividends up to but excluding the date of redemption.

The Preferred Shares will not be listed for trading on any stock exchange or available for quotation on any national quotation system.

The public offering price and the allocation of the Preferred Shares in this offering will be determined by an auction process. During the auction period, potential bidders will be able to place bids to purchase Preferred Shares at any price at or above the minimum bid price of $840.00 per share (such bid price to be in increments of $0.01). The minimum size for any bid will be one Preferred Share. We intend to submit one or more bids to purchase Preferred Shares in the auction and have received approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) to do so. In the event we bid, our bids will be for less than all of the Preferred Shares and may be made at a price or prices per share that is less than the liquidation preference per share. After the auction closes, if Treasury decides to sell any of the offered Preferred Shares, then the underwriters will agree to purchase such Preferred Shares in a firm commitment underwriting and the public offering price of such Preferred Shares will equal the clearing price plus accrued dividends thereon. If bids are received for 100% or more of the offered Preferred Shares, the clearing price will be equal to the highest price at which all of the offered Preferred Shares can be sold in the auction. If bids are received for 100% or more of the offered Preferred Shares, and Treasury elects to sell any Preferred Shares in the auction, Treasury must sell all of the offered Preferred Shares at the clearing price. If bids are received for at least half, but less than all, of the offered Preferred Shares, then the clearing price will be equal to the minimum bid price of $840.00 per share, and Treasury may (but is not required to) sell, at the public offering price, the number of Preferred Shares it chooses to sell up to the number of bids received in the auction, so long as at least half of the offered Preferred Shares are sold. In certain cases, the bids of bidders may be pro-rated. If bids are received for less than half of the offered Preferred Shares, Treasury will not sell any Preferred Shares in this offering. Even if bids are received for at least half of the offered Preferred Shares, Treasury may decide not to sell any Preferred Shares or, in the case where bids are received for at least half, but less than all, of the offered Preferred Shares, may decide to sell a portion (but not less than half) of the offered Preferred Shares in the auction process. The method for submitting bids and a more detailed description of this auction process are described in “Auction Process” beginning on page S- 33 of this prospectus supplement.

Investing in the Preferred Shares involves risks. You should read the “Risk Factors” section beginning on page S-11 of this prospectus supplement and page 6 of the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2011 before making a decision to invest in the Preferred Shares.

	Per Share	Total
Public offering price(1)	$933.3600	$23,384,401.4400
Underwriting discounts and commissions to be paid by Treasury(2)	$14.0004	$350,766.0200
Proceeds to Treasury(1)	$919.3596	$23,033,635.4200

(1)	Plus accrued dividends from and including May 15, 2012.
(2)	Treasury has agreed to pay all underwriting discounts and commissions and transfer taxes. We have agreed to pay all transaction fees, if any, applicable to the sale of the Preferred Shares and certain fees and disbursements of counsel for Treasury incurred in connection with this offering.

None of the Securities and Exchange Commission (the “SEC”), the Federal Deposit Insurance Corporation (the “FDIC”), the Board of Governors of the Federal Reserve System (the “Federal Reserve”), any state or other securities commission or any other federal or state bank regulatory agency has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Preferred Shares are not savings accounts, deposits or other obligations of any bank, thrift or other depositary institution and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

The underwriters expect to deliver the Preferred Shares in book-entry form through the facilities of The Depository Trust Company and its participants against payment on or about July 3, 2012.

Joint Book-Running Managers

BofA Merrill Lynch	Sandler O’Neill + Partners, L.P.

Co-Managers

Great Pacific Securities	Loop Capital Markets	Ramirez & Co., Inc.

The date of this prospectus supplement is June 27, 2012.

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement, the accompanying prospectus and the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before you make a decision to invest in the Preferred Shares. In particular, you should review the information under the heading “Risk Factors” set forth on page S-11 of this prospectus supplement, the information set forth under the heading “Risk Factors” set forth on page 6 in the accompanying prospectus and the information under the heading “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference herein. You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the SEC. Neither we nor Treasury nor the underwriters are making an offer to sell the Preferred Shares in any manner in which, or in any jurisdiction where, the offer or sale thereof is not permitted. We have not authorized any person to provide you with different or additional information. If any person provides you with different or additional information, you should not rely on it. You should assume that the information in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of its date or the date which is specified in those documents. Our business, financial condition, capital levels, cash flows, liquidity, results of operations and prospects may have changed since any such date.

In this prospectus supplement, we frequently use the terms “we,” “our” and “us” to refer to Peoples Bancorp of North Carolina, Inc. (the “Company”) and its subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and documents incorporated by reference herein and therein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “endeavor,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “potential,” “predict,” “pro-forma,” “project,” “seek,” “should,” “will” and other similar words and expressions of future intent.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, (1) competition in the markets we serve, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environments and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in other filings with the SEC, including, but not limited to, those described in our Annual Report on Form 10-K for the year ended December 31, 2011.

We do not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements. Further information on other factors that could affect us is included in the SEC filings incorporated by reference in this prospectus supplement. See also “Risk Factors” contained herein and therein.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of a U.S. listed company. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov or on our website at www.peoplesbanknc.com. However, the information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus supplement or the accompanying prospectus. Written requests for copies of the documents we file with the SEC should be directed to our Corporate Treasurer, A. Joseph Lampron, Jr. at jlampron@peoplesbanknc.com, or at the following address or telephone number: Peoples Bancorp of North Carolina, Inc., 518 West C Street, Newton, North Carolina 28658, telephone: (828) 464-5620.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-1 filed by us with the SEC under the Securities Act. As permitted by the SEC, this prospectus supplement and the accompanying prospectus do not contain all the information in the registration statement filed with the SEC. For a more complete understanding of this offering, you should refer to the complete registration statement, including exhibits, on Form S-1 that may be obtained as described above. Statements contained in this prospectus supplement and the accompanying prospectus about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the contract or other document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual contract or other document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. We incorporate by reference the following documents (other than information “furnished” rather than “filed” in accordance with SEC rules):

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011;
•	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;
•	the Company’s Current Reports on Form 8-K filed on January 30, 2012, April 23, 2012, May 7, 2012 and June 15, 2012; and
•	the Company’s Definitive Proxy Statement related to its 2012 annual meeting of shareholders, as filed with the SEC on April 2, 2012.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus supplement or the accompanying prospectus. Requests should be directed to our Corporate Treasurer, A. Joseph Lampron, Jr. at jlampron@peoplesbanknc.com, or at the following address or telephone number: Peoples Bancorp of North Carolina, Inc., 518 West C Street, Newton, North Carolina 28658, telephone: (828) 464-5620.

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SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and may not contain all the information that you need to consider in making your investment decision to purchase the Preferred Shares. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference herein and therein, before deciding whether to invest in the Preferred Shares. You should carefully consider the sections entitled “Risk Factors” in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein to determine whether an investment in the Preferred Shares is appropriate for you.

The Company

Peoples Bancorp of North Carolina, Inc. is a registered bank holding company incorporated under the laws of North Carolina, and headquartered in Newton, North Carolina. Formed in 1999 to serve as the holding company for Peoples Bank, our principal source of income is dividends received from Peoples Bank. The bank, formed in 1912, is a North Carolina chartered commercial bank that serves the Catawba Valley and surrounding communities through 22 banking offices, including four offices focused on serving the Latino population under the name Banco de la Gente.

As of March 31, 2012, we had total consolidated assets of $1.1 billion, net loans of $641.7 million, deposits of $807.8 million, investment securities of $305.5 million, and shareholders’ equity of $104.4 million.

Our Common Stock is listed on the NASDAQ Global Market under the symbol “PEBK.” Our principal executive offices are located at 518 West C Street, Newton, North Carolina 28658. Our telephone number is (828) 464-5620. Our website is www.peoplesbanknc.com. Except for documents expressly incorporated by reference, information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference into, this prospectus supplement or the accompanying prospectus.

Additional information about us can be found in our Annual Report on Form 10-K for the year ended December 31, 2011, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, and other documents we have filed with the SEC that are incorporated by reference into this prospectus supplement or the accompanying prospectus. See “Where You Can Find More Information” and “Incorporation by Reference.”

The Offering

The following summary contains basic information about the Preferred Shares and the auction process and is not intended to be complete and does not contain all the information that is important to you. For a more complete understanding of the Preferred Shares and the auction process, you should read the sections of this prospectus supplement entitled “Description of Preferred Shares” and “Auction Process” and any similar sections in the accompanying prospectus.

Issuer
Peoples Bancorp of North Carolina, Inc.
Preferred Shares Offered by Treasury
25,054 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value. The number of Preferred Shares to be sold will depend on the number of bids received in the auction described below and whether Treasury decides to sell any Preferred Shares in the auction process. See the section entitled “Auction Process” in this prospectus supplement.
Liquidation Preference
If we liquidate, dissolve or wind up (collectively, a “liquidation”), holders of the Preferred Shares will have the right to receive $1,000 per share, plus any accrued and unpaid dividends (including dividends accrued on any unpaid dividends) to, but not including, the date of payment, before any payments are made to holders of our common stock or any other capital stock that ranks, by its terms, junior as to rights upon liquidation to the Preferred Shares.
Dividends
Dividends on the Preferred Shares are payable quarterly in arrears on each February 15, May 15, August 15 and November 15. The initial dividend rate is 5% per annum through February 14, 2014, and will increase to 9% per annum on and after February 15, 2014, if the Preferred Shares are not otherwise redeemed earlier for cash by us. Holders of Preferred Shares sold by Treasury in the auction, if any, that are record holders on the record date for the August 15, 2012 dividend payment date will be entitled to any declared dividends payable on such date. Since issuing the Preferred Shares, we have declared and paid all accrued dividends on the Preferred Shares to and including the period ending May 14, 2012, which dividend was due on May 15, 2012.
Maturity
The Preferred Shares have no maturity date.
Rank
The Preferred Shares rank (i) senior to common stock or any other capital stock that ranks, by its terms, junior as to dividend rights and/or rights upon liquidation to the Preferred Shares (collectively, the “Junior Stock”), (ii) equally with any shares of our capital stock whose terms do not expressly provide that such class or series will rank senior or junior to the Preferred Shares as to dividend rights and/or rights upon liquidation (collectively, the “Parity Stock”) and (iii) junior to all of our existing and future indebtedness and any future senior securities, in each case as to dividend rights and/or rights upon liquidation.

Priority of Dividends
So long as any of the Preferred Shares remain outstanding, we may not declare or pay a dividend or other distribution on our common stock or any other shares of Junior Stock (other than dividends payable solely in common stock) or Parity Stock (other than dividends paid on a pro rata basis with the Preferred Shares), and we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Preferred Shares for all past dividend periods are paid in full.
Redemption
We may redeem the Preferred Shares, at any time, in whole or in part, at our option, subject to prior approval by the appropriate federal banking agency, for a redemption price equal to 100% of the liquidation preference amount per Preferred Share plus any accrued and unpaid dividends (including dividends accrued on any unpaid dividends) to but excluding the date of redemption. Except with respect to our intent to submit one or more bids in the auction, we have no current intention to redeem the Preferred Shares in the near future, but may seek to redeem some or all of the Preferred Shares at a future date if we deem such redemption to be in our interest. The Federal Reserve evaluates redemption requests on a case-by-case basis and considers a variety of factors, including a company’s current and prospective capital position and its ability to serve as a continued source of strength to its banking subsidiaries during stressed market conditions. We cannot predict whether the Federal Reserve would approve any future redemption request we were to make.
Voting Rights
Holders of the Preferred Shares generally have no voting rights. However, if we do not pay dividends on the Preferred Shares for six or more quarterly periods, whether or not consecutive, the holders of the Preferred Shares, voting as a single class with the holders of any other Parity Stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors to serve on our board of directors until all accrued and unpaid dividends (including dividends accrued on any unpaid dividends) on the Preferred Shares for all past dividend periods are paid in full. There is no limit on the number of nominations and a plurality of eligible voters would determine the election of the two new directors.

In addition, the affirmative vote of the holders of at least 66 2/3% of the outstanding Preferred Shares is required for us to authorize, create or increase the authorized number of shares of our capital stock ranking, as to dividends or amounts payable upon liquidation, senior to the Preferred Shares, to amend, alter or repeal any provision of our charter or the Certificate of Designations for the Preferred Shares in a manner that adversely affects the rights of the holders of the Preferred Shares or to consummate a binding share exchange or reclassification of the Preferred Shares or a merger or consolidation of us with another entity unless (x) the Preferred Shares remain outstanding or are converted into or exchanged for preference shares of the surviving entity or its ultimate parent and (y) the Preferred Shares remain outstanding or such preference shares have such terms that are not materially less favorable, taken as a whole, than the rights of the Preferred Shares immediately prior to such transaction, taken as a whole.
Auction Process
The public offering price and the allocation of the Preferred Shares in this offering will be determined through an auction process conducted by Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O’Neill & Partners, L.P., the joint book-running managers in this offering, in their capacity as the auction agents. The auction process will entail a modified “Dutch auction” mechanic in which bids may be submitted through the auction agents or one of the other brokers that is a member of the broker network, which are collectively referred to in this prospectus supplement as the “network brokers,” established in connection with the auction process. Each broker will make suitability determinations with respect to its own customers wishing to participate in the auction process. The auction agents will not provide bidders with any information about the bids of other bidders or auction trends, or with advice regarding bidding strategies, in connection with the auction process. We encourage you to discuss any questions regarding the bidding process and suitability determinations applicable to your bids with your broker.

We intend to submit one or more bids to purchase Preferred Shares in the auction and have received approval of the Federal Reserve to do so. In the event we bid, our bids will be for less than all of the Preferred Shares and may be made at a price or prices per share that is less than the liquidation preference per share. Depending on whether and the extent to which we are a successful bidder, our capital levels will be affected based on the aggregate purchase price paid for the Preferred Shares, after taking into account any gain recognized on the difference, if any, between the clearing price and the liquidation preference of $1,000 per share. The capital ratios for the Company and Peoples Bank at March 31, 2012 are set forth in the table below.

Ratio	Company	Peoples Bank
Tier 1 risk-based capital ratio:	16.47%	14.19%
Total risk-based capital ratio:	17.75%	15.48%
Leverage ratio:	11.41%	9.82%

We do not intend to submit any bids for the purchase of Preferred Shares that, if successful, would result in the reduction of our capital ratios below the pro forma levels set forth in the table below.

Ratio	Company	Peoples Bank
Tier 1 risk-based capital ratio:	14.38%	13.99%
Total risk-based capital ratio:	15.67%	15.27%
Leverage ratio:	9.97%	9.68%

There can be no assurance that one or more of our bids will be successful. For more information about the auction process, see “Auction Process” in this prospectus supplement.
Minimum Bid Size and Price Increments
This offering is being conducted using an auction process in which prospective purchasers are required to bid for the Preferred Shares. During the auction period, bids may be placed for Preferred Shares at any price at or above the minimum bid price of $840.00 per share (such bid price to be in increments of $0.01) with a minimum bid size of one Preferred Share. See “Auction Process” in this prospectus supplement.
Bid Submission Deadline
The auction will commence at 10:00 a.m., New York City time, on the date specified by the auction agents in a press release issued such day, and will close at 6:30 p.m., New York City time, on the second business day immediately thereafter, which is referred to as the “submission deadline.”
Irrevocability of Bids
Bids that have not been modified or withdrawn by the time of the submission deadline are final and irrevocable, and bidders who submit bids that are accepted by Treasury will be obligated to purchase the Preferred Shares allocated to them. The auction agents are under no obligation to reconfirm bids for any reason, except as may be required by applicable securities laws; however, the auction agents, in their sole discretion, may require that bidders confirm their bids before the auction process closes. See “Auction Process” in this prospectus supplement.
Clearing Price
The price at which the Preferred Shares will be sold to the public will be the clearing price plus accrued dividends thereon. The clearing price will be determined as follows:

•

If valid, irrevocable bids are received for 100% or more of the offered Preferred Shares at the submission deadline, the clearing price will be equal to the highest price at which all of the offered Preferred Shares can be sold in the auction;

•

If valid, irrevocable bids are received for at least half, but less than all, of the offered Preferred Shares at the time of the submission deadline, the clearing price will be equal to the minimum bid price of $840.00 per share.

Even if bids are received for at least half of the offered Preferred Shares, Treasury may decide not to sell any Preferred Shares in the auction process or, in the case where bids are received for at least half, but less than all, of the Preferred Shares, may decide only to sell a portion (but not less than half) of the offered Preferred Shares in the auction process. If Treasury decides to sell Preferred Shares in the auction, after Treasury confirms its acceptance of the clearing price and the number of Preferred Shares to be sold, the auction agents and each network broker that has submitted a successful bid will notify successful bidders that the auction has closed and that their bids have been accepted by Treasury (subject, in some cases, to pro-ration, as described below). The clearing price and number of Preferred Shares to be sold are also expected to be announced by press release on the business day following the end of the auction. See “Auction Process” in this prospectus supplement.
Number of Preferred Shares to be Sold
If bids are received for 100% or more of the offered Preferred Shares, Treasury must sell all of the offered Preferred Shares if it chooses to sell any Preferred Shares. If bids are received for at least half, but less than all, of the offered Preferred Shares, then Treasury may, but is not required to, sell at the minimum bid price in the auction (which will be deemed to be the clearing price) the number of Preferred Shares it chooses to sell up to the number of bids received in the auction, so long as at least half of the offered Preferred Shares are sold. If bids are received for less than half of the offered Preferred Shares, Treasury will not sell any Preferred Shares in this offering. Even if bids are received for at least half of the offered Preferred Shares, Treasury may decide not to sell any Preferred Shares or, in the case where bids are received for at least half, but less than all, of the offered Preferred Shares, may decide only to sell a portion (but not less than half) of the offered Preferred Shares in the auction process. If Treasury elects to sell any Preferred Shares in the auction, Treasury must sell those shares at the clearing price plus accrued dividends thereon. In no event will Treasury sell more Preferred Shares than the number of Preferred Shares for which there are bids. See “Auction Process” in this prospectus supplement.
Allocation; Pro-Ration
If bids for 100% or more of the offered Preferred Shares are received and Treasury elects to sell Preferred Shares in the offering, then any accepted bids submitted in the auction above the clearing price will receive allocations in full, while any accepted bids submitted at the clearing price may experience pro-rata allocation. If bids for at least half, but less than all, of the offered Preferred Shares are received, and Treasury chooses to sell fewer Preferred Shares than the number of Preferred Shares for which bids were received, then all bids will experience equal pro-rata allocation. See “Auction Process” in this prospectus supplement.

Use of Proceeds
We will not receive any proceeds from the sale of any Preferred Shares sold by Treasury. See “Use of Proceeds.”
Listing
The Preferred Shares will not be listed for trading on any stock exchange nor will they be available for quotation on any national quotation system.
Risk Factors
See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before making a decision to invest in the Preferred Shares.
Auction Agents
Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O’Neill & Partners, L.P.
Network Brokers
See page S-34 and S-35 for a list of brokers participating as network brokers in the auction process.

Summary Consolidated Financial Data

The following tables present our selected consolidated financial data as of or for each of the five years ended December 31, 2011, and as of and for the three months ended March 31, 2012 and 2011. Financial data as of or for each of the five years ended December 31, 2011 is derived from our audited consolidated financial statements. Financial data as of or for the three months ended March 31, 2012 and 2011 is unaudited. However, in the opinion of our management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our results of operations and financial condition for the unaudited periods have been made. No adjustments were made other than normal recurring entries. The results of operations for the three months ended March 31, 2012 are not necessarily indicative of the results of operations that may be expected for the entire year. Furthermore, other historical results are not necessarily indicative of results for future periods.

You should read these tables together with the historical consolidated financial information contained in our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2011, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, which have been filed with the SEC and are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Summary Consolidated Financial Data
Dollars in Thousands Except Per Share Amounts

	At or for the three months ended March 31,		At or for the years ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Summary of Operations
Interest income	$10,362	11,558	45,259	47,680	50,037	56,322	61,732
Interest expense	2,218	3,044	10,946	14,348	17,187	23,526	27,585
Net interest earnings	8,144	8,514	34,313	33,332	32,850	32,796	34,147
Provision for loan losses	2,049	2,950	12,632	16,438	10,535	4,794	2,038
Net interest earnings after provision for loan losses	6,095	5,564	21,681	16,894	22,315	28,002	32,109
Non-interest income	3,380	3,602	14,513	13,884	11,823	10,495	8,816
Non-interest expense	7,271	7,400	29,572	28,948	29,883	28,893	25,993
Earnings before taxes	2,204	1,766	6,622	1,830	4,255	9,604	14,932
Income taxes	545	405	1,463	(11)	1,339	3,213	5,340
Net earnings	1,659	1,361	5,159	1,841	2,916	6,391	9,592
Dividends and accretion of preferred stock	348	348	1,393	1,394	1,246	—	—
Net earnings available to common shareholders	$1,311	1,013	3,766	447	1,670	6,391	9,592
Selected Period Ending Balances
Assets	$1,053,327	1,072,046	1,067,063	1,067,652	1,048,494	968,762	907,262
Available for sale securities	299,303	271,570	321,388	272,449	195,115	124,916	120,968
Loans, net	641,731	695,756	653,893	710,667	762,643	770,163	713,174
Mortgage loans held for sale	6,256	2,415	5,146	3,814	2,840	—	—
Interest-earning assets	994,267	1,009,447	1,004,131	1,010,983	988,017	921,101	853,878
Deposits	807,799	838,980	827,111	838,712	809,343	721,062	693,639
Interest-bearing liabilities	941,897	957,330	820,452	850,233	826,838	758,334	718,870
Shareholders' equity	104,406	97,201	103,027	96,858	99,223	101,128	70,102
Shares outstanding*	5,544,160	5,542,703	5,544,160	5,541,413	5,539,056	5,539,056	5,624,234

	At or for the three months ended March 31,		At or for the years ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Selected Average Balances
Assets	$1,059,411	1,068,523	1,074,250	1,078,136	1,016,257	929,799	846,836
Available for sale securities	313,452	268,218	295,413	219,797	161,135	115,853	120,296
Loans	671,580	721,717	697,527	757,532	782,464	747,203	665,379
Interest-earning assets	997,847	1,011,055	1,015,451	999,054	956,680	876,425	801,094
Deposits	814,258	839,968	835,550	840,343	772,075	720,918	659,174
Interest-bearing liabilities	806,297	844,855	836,382	849,870	796,260	740,478	665,727
Shareholders' equity	105,202	97,592	102,568	101,529	101,162	76,241	70,586
Shares outstanding*	5,544,160	5,541,542	5,542,548	5,539,308	5,539,056	5,588,314	5,700,860
Profitability Ratios**
Return on average total assets	0.63%	0.52%	0.48%	0.17%	0.29%	0.69%	1.13%
Return on average shareholders' equity	6.34%	5.66%	5.03%	1.81%	2.88%	8.38%	13.59%
Dividend payout ratio***	29.61%	10.96%	11.78%	100.11%	86.22%	41.93%	24.30%
Liquidity and Capital Ratios (averages)
Loan to deposit	82.48%	85.92%	83.48%	90.15%	101.35%	103.65%	100.94%
Shareholders' equity to total assets	9.93%	9.13%	9.55%	9.42%	9.95%	8.20%	8.34%
Per share of Common Stock*
Basic net income	$0.24	0.18	0.68	0.08	0.30	1.14	1.68
Diluted net income	0.24	0.18	0.68	0.08	0.30	1.13	1.65
Cash dividends	0.07	0.02	0.08	0.08	0.26	0.48	0.41
Book value	14.31	13.02	14.06	12.96	13.39	13.73	12.46

*	Shares outstanding and per share computations have been retroactively restated to reflect a 3-for-2 stock split which occurred in the second quarter of 2007.
**	Annualized for interim periods.
***	As a percentage of net earnings available to common shareholders.

RISK FACTORS

An investment in our Preferred Shares is subject to risks related to recent economic conditions and governmental response, risks inherent in our business, risks relating to the structure of the Preferred Shares and risks relating to the auction process being conducted as part of this offering. The material risks and uncertainties that management believes affect your investment in the Preferred Shares are described below and in the sections entitled “Risk Factors” in the accompanying prospectus and our Annual Report on Form 10-K for the year ended December 31, 2011 incorporated by reference herein. Before making an investment decision, you should carefully consider the risks and uncertainties described below and in the accompanying prospectus and information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. If any of these risks or uncertainties are realized, our business, financial condition, capital levels, cash flows, liquidity, results of operations and prospects, as well as our ability to pay dividends on the Preferred Shares, could be materially and adversely affected and the market price of the Preferred Shares could decline significantly and you could lose some or all of your investment. We refer to any effect contemplated in the preceding sentence, collectively, as a “material adverse effect on us” or comparable text.

Risk Factors Related to Recent Economic Conditions and Governmental Response

Our business has been and may continue to be adversely affected by current conditions in the financial markets and economic conditions generally.

The global, U.S. and North Carolina economies are continuing to experience significantly reduced business activity and consumer spending as a result of, among other factors, disruptions in the capital and credit markets that first occurred during 2008. Since 2008, dramatic declines in the housing market, with falling home prices and increasing foreclosures and unemployment, have resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities and major commercial and investment banks. A sustained weakness or weakening in business and economic conditions generally or specifically in the principal markets in which we do business could have one or more of the following adverse effects on our business:

•	a decrease in the demand for loans or other products and services offered by us;
•	a decrease in the value of our loans or other assets secured by consumer or commercial real estate;
•	a decrease in deposit balances due to overall reductions in the accounts of customers;
•	an impairment of certain intangible assets or investment securities;
•	a decreased ability to raise additional capital on terms acceptable to us or at all; or
•	an increase in the number of borrowers who become delinquent, file for protection under bankruptcy laws or default on their loans or other obligations to us. An increase in the number of delinquencies, bankruptcies or defaults could result in a higher level of nonperforming assets, net charge-offs and provision for credit losses, which could have a material adverse effect on us.

Until conditions improve, we expect our business, financial condition, liquidity and results of operations to continue to be adversely affected.

Financial reform legislation enacted by Congress and resulting regulations have increased, and are expected to continue to increase our costs.

Congress enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) in 2010. This law has significantly changed the structure of the bank regulatory system and affects the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act requires various federal agencies to adopt a broad range of new implementing rules and regulations, and to prepare numerous studies and reports for Congress. The federal agencies are given significant discretion in drafting the implementing rules and regulations. Although some of these regulations have been promulgated, many additional regulations are expected to be issued in 2012 and thereafter. Consequently, many of the details and much of the impact of the Dodd-Frank Act may not be known for many months or years.

Certain provisions of the Dodd-Frank Act are having an effect on us. For example, a provision eliminates the federal prohibitions on paying interest on demand deposits, thus allowing businesses to have interest bearing checking accounts. Although not currently quantifiable, this significant change to existing law could have an adverse effect on our interest expense.

The Dodd-Frank Act also broadens the base for FDIC insurance assessments. Assessments are now based on the average consolidated total assets less tangible equity capital of a financial institution. The Dodd-Frank Act also permanently increases the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2008, and non-interest bearing transaction accounts have unlimited deposit insurance through December 31, 2012.

The Dodd-Frank Act requires publicly traded companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments, and authorizes the SEC to promulgate rules that would allow stockholders to nominate their own candidates using a company’s proxy materials. The legislation also directs the Federal Reserve to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded or not.

The Dodd-Frank Act created the Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. It also has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets. Banks and savings institutions with $10 billion or less in assets will be examined by their applicable bank regulators. The Dodd-Frank Act also weakens the federal preemption rules that have been applicable for national banks and federal savings associations, and gives state attorneys general the ability to enforce federal consumer protection laws.

It is difficult to quantify what specific impact the Dodd-Frank Act and related regulations have had on the Company to date and what impact yet to be written regulations will have on us in the future. However, it is expected that at a minimum they will increase our operating and compliance costs and could increase our interest expense.

The short term and long term impact of changes to banking capital standards could negatively impact our regulatory capital and liquidity.

In December 2010, the Basel Committee on Banking Supervision issued final rules related to global regulatory standards on bank capital adequacy and liquidity. The new rules present details of the Basel III framework, which includes increased capital requirements and limits the types of instruments that can be included in Tier 1 capital. Basel III implementation in the U.S. will require that regulations and guidelines be issued by U.S. banking regulators, which may significantly differ from the recommendations published by the Basel Committee. In June 2012, the federal banking agencies issued for comment proposed rules implementing the Basel III capital reforms as well as additional capital reforms required by the Dodd-Frank Act.

While we cannot predict the final form the revised capital and liquidity regulations will take, the new standards will generally require that we and our banking subsidiary maintain more capital (with common equity as a more predominant component) and manage the configuration of our assets and liabilities in order to comply with new liquidity requirements, which could materially adversely affect us and significantly impact our ability to pursue business opportunities.

Increases in FDIC insurance premiums may adversely affect our net income and profitability.

Since 2008, higher levels of bank failures have dramatically increased resolution costs of the FDIC and depleted the DIF. In addition, the FDIC has instituted two temporary programs to further insure customer deposits at FDIC insured banks: deposit accounts are now insured up to $250,000 per customer (up from $100,000), and noninterest-bearing transactional accounts are currently fully insured (unlimited coverage). These programs have placed additional stress on the DIF. In order to maintain a strong funding position and restore reserve ratios of the DIF, the FDIC has increased assessment rates of insured institutions. In addition, on November 12, 2009, the FDIC adopted a rule requiring banks to prepay three years’ worth of estimated deposit insurance premiums by December 31, 2009. The Company is generally unable to control the amount of premiums that the Bank is required to pay for FDIC insurance. If there are additional bank or financial institution failures, or the cost of resolving prior failures exceeds expectations, the Bank may be required to pay higher FDIC premiums than those currently in force. Any future increases or required prepayments of FDIC insurance premiums may materially and adversely impact us.

The capital and credit markets have experienced unprecedented levels of volatility.

During the economic downturn, the capital and credit markets experienced extended volatility and disruption. In some cases, the markets produced downward pressure on financial institution stock prices and credit capacity for certain issuers without regard to those issuers’ underlying financial strength. If these levels of market disruption and volatility continue, worsen or abate and then arise at a later date, the Company’s ability to access capital could be materially impaired. The Company’s inability to access the capital markets could constrain the Bank’s ability to make new loans, to meet the Bank’s existing lending commitments and, ultimately jeopardize the Bank’s overall liquidity, capitalization and future financial performance.

Additional requirements under our regulatory framework, especially those imposed under ARRA, EESA or other legislation or regulations intended to strengthen the U.S. financial system, could materially and adversely affect us.

Recent and anticipated government efforts to strengthen the U.S. financial system, including the implementation of the American Recovery and Reinvestment Act of 2009 (“ARRA”), the Emergency Economic Stabilization Act of 2008 (“EESA”), the Temporary Liquidity Guarantee Program (“TLGP”), and special assessments imposed by the FDIC, as well as proposed capital reforms, may subject us to additional regulatory fees and requirements, including corporate governance requirements, executive compensation restrictions, restrictions on declaring or paying dividends, restrictions on share repurchases, limits on executive compensation tax deductions, prohibitions against golden parachute payments, and heightened capital requirements. These requirements, and any other requirements that may be subsequently imposed, may have a material and adverse effect on us.

The limitations on incentive compensation contained in the ARRA and subsequent regulations may adversely affect our ability to retain our highest performing employees.

In the case of a company such as us that received CPP funds, the ARRA, and subsequent regulations issued by Treasury, contain restrictions on bonus and other incentive compensation payable to the company’s senior executive officers. As a consequence, if Treasury continues to own any Preferred Shares after this offering, we may be unable to create a compensation structure that permits us to retain our highest performing employees and attract new employees of a high caliber. If this were to occur, we could be adversely affected.

The soundness of other financial institutions could adversely affect us.

Since 2008, the financial services industry as a whole, as well as the securities markets generally, have been materially and adversely affected by significant declines in the values of nearly all asset classes and by a serious lack of liquidity. Financial institutions in particular have been subject to increased volatility and an overall loss in investor confidence.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services companies are interrelated as a result of trading, clearing, counterparty, or other relationships. We have exposure to many different industries and counterparties, and we routinely execute transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, and other institutional clients.

From time to time, we may utilize derivative financial instruments, primarily to hedge our exposure to changes in interest rates, but also to hedge cash flow. By entering into these transactions and derivative instrument contracts, we expose ourselves to counterparty credit risk in the event of default of our counterparty or client. When the fair value of a derivative contract is in an asset position, the counterparty has a liability to us, which creates credit risk for us. We attempt to minimize this risk by selecting counterparties with investment grade credit ratings, limiting our exposure to any single counterparty and regularly monitoring our market position with each counterparty. Nonetheless, defaults by, or even rumors or questions about, one or more financial services companies, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or by other institutions. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized or is liquidated at prices not sufficient to recover the full amount of the loan due us. There is no assurance that any such losses would not materially and adversely affect us.

Market developments may materially and adversely affect us and our industry.

Significant declines in the housing market, with falling home prices and increasing foreclosures and unemployment, have resulted in significant write-downs of asset values by many financial institutions, including government-sponsored entities and major commercial and investment banks. These write-downs, initially of mortgage-backed securities but spreading to credit default swaps and other derivative securities, caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail. As a consequence, the Bank has experienced significant challenges, its credit quality deteriorated and its net income and results of operations were adversely impacted. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced, and in some cases, ceased to provide funding to borrowers including other financial institutions. Although to date the Company and the Bank remain “well capitalized,” we are part of the financial system and a systemic lack of available credit, a lack of confidence in the financial sector, increased volatility in the financial markets and/or reduced business activity could materially and adversely affect us.

Risk Factors Related to Our Business

Loss of key personnel could adversely impact our business and financial results.

Our success has been and will continue to be greatly influenced by the ability to retain the services of existing senior management. We have benefited from consistency within its senior management team, with its top five executives averaging over 18 years of service with the Bank. The Company has entered into employment contracts with each of these top management officials. Nevertheless, the unexpected loss of the services of any of the key management personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse impact on the business and financial results of the Company.

In November 2011, Tony W Wolfe, President and Chief Executive Officer of the Company and the Bank, announced his intention to retire in late 2012. Mr. Wolfe has been our senior executive officer since 1993. Our Board of Directors is currently evaluating candidates to succeed Mr. Wolfe. The future prospects of the Company will be affected by the Company’s ability to select the appropriate candidate as Mr. Wolfe’s successor and successfully manage the transition of responsibility to him and other executive officers.

A significant amount of the Bank’s business is concentrated in lending which is secured by property located in the Catawba Valley and surrounding areas.

In addition to the financial strength and cash flow characteristics of the borrower in each case, the Bank often secures its loans with real estate collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. If the Bank is required to liquidate the collateral securing a loan during a period of reduced real estate values, as is currently the case, to satisfy the debt, the Bank’s earnings and capital could be adversely affected.

Additionally, with most of the Bank’s loans concentrated in the Catawba Valley and surrounding areas, a decline in local economic conditions could adversely affect the values of the Bank’s real estate collateral. Consequently, a decline in local economic conditions may have a greater effect on the Bank’s earnings and capital than on the earnings and capital of larger financial institutions whose real estate loan portfolios are geographically diverse.

Our allowance for loan losses may be insufficient and could therefore reduce our earnings and capital.

The risk of credit losses on loans varies with, among other things, general economic conditions, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the value and marketability of the collateral for the loan. Management maintains an allowance for loan losses based upon, among other things, historical experience, an evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality. Considering such factors, management makes various assumptions and judgments about the ultimate collectability of the loan portfolio and provides an allowance for loan losses based upon a percentage of the outstanding balances within assigned risk grades and for specific loans when their ultimate collectability is considered questionable. If management’s assumptions and judgments prove to be incorrect and the allowance for loan losses is inadequate to absorb future losses, or if the bank regulatory authorities require the Bank to increase the allowance for loan losses as a part of their examination process, the Bank’s earnings and capital could be significantly and adversely affected. For further discussion related to our process for determining the appropriate level of the allowance for loan losses, see “Allowance for Loan Losses” within “Item 7. Management’s Discussion and Analysis of Financial Condition and Results and Operation” of our Annual Report, which is included in our Annual Report on Form 10-K for the year ended December 31, 2011 as Exhibit 13.

Changes in interest rates could have a material adverse effect on us.

Changes in prevailing interest rates may hurt the Bank’s business. The Bank derives its income primarily from the difference or “spread” between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. In general, the larger the spread, the more the Bank earns. When market rates of interest change, the interest the Bank receives on its assets and the interest the Bank pays on its liabilities will fluctuate. This can cause decreases in the “spread” and can adversely affect the Bank’s income. Changes in market interest rates could reduce the value of the Bank’s financial assets. Fixed-rate investments, mortgage-backed and related securities and mortgage loans generally decrease in value as interest rates rise. In addition, interest rates affect how much money the Bank lends. For example, when interest rates rise, the cost of borrowing increases and the loan originations tend to decrease. If the Bank is unsuccessful in managing the effects of changes in interest rates, we could be materially and adversely affected.

We measure interest rate risk under various rate scenarios using specific criteria and assumptions. A summary of this process, along with the results of our net interest income simulations is presented within “Item 7A. Quantitative and Qualitative Disclosures About Market Risk” of our Annual Report, which is included in our Annual Report on Form 10-K for the year ended December 31, 2011 as Exhibit 13.

The Company’s business may be adversely affected by conditions in the financial markets and economic conditions.

Since December 2007, business activity across a wide range of industries and regions has been greatly reduced and local governments and many businesses are in serious difficulty due to the lack of consumer spending and the lack of liquidity in the credit markets. Unemployment has increased significantly since that time.

During these challenging economic conditions, the financial services industry and the securities markets generally were materially and adversely affected by significant declines in the values of nearly all asset classes and by a serious lack of liquidity. This was initially triggered by declines in home prices and the values of subprime mortgages, but spread to all mortgage and real estate asset classes, to leveraged bank loans and to nearly all asset classes, including equities. The global markets have been characterized by substantially increased volatility and short-selling and an overall loss of investor confidence, initially in financial institutions, but more recently in companies in a number of other industries and in the broader markets.

Market conditions have also led to the failure or merger of a number of prominent financial institutions. Financial institution failures or near-failures have resulted in further losses as a consequence of defaults on securities issued by them and defaults under contracts entered into with such entities as counterparties. Furthermore, declining asset values, defaults on mortgages and consumer loans, and the lack of market and investor confidence, as well as other factors, have all combined to increase credit default swap spreads, to cause rating agencies to lower credit ratings, and to otherwise increase the cost and decrease the availability of liquidity, despite very significant declines in Federal Reserve borrowing rates and other government actions. Some banks and other lenders have suffered significant losses and have become reluctant to lend, even on a secured basis, due to the increased risk of default and the impact of declining asset values on the value of collateral. The foregoing has significantly weakened the strength and liquidity of some financial institutions worldwide. In 2008, the U.S. Government, the Federal Reserve and other regulators took numerous steps to increase liquidity and to restore investor confidence, including investing approximately $200 billion in the equity of other banking organizations, but asset values have continued to decline and access to liquidity continues to be limited.

The Company’s financial performance generally, and in particular the ability of borrowers to pay interest on and repay principal of outstanding loans and the value of collateral securing those loans, is highly dependent on the business environment in the markets where the Company operates, in the State of North Carolina and in the United States as a whole. A favorable business environment is generally characterized by, among other factors, economic growth, efficient capital markets, low inflation, high business and investor confidence, and strong business earnings. Unfavorable or uncertain economic and market conditions can be caused by: declines in economic growth, business activity or investor or business confidence; limitations on the availability or increases in the cost of credit and capital; increases in inflation or interest rates; natural disasters; or a combination of these or other factors.

Overall, during 2009, 2010, 2011, and the three months ended March 31, 2012, the business environment has been adverse for many households and businesses in the United States and worldwide. It is expected that the business environment in the State of North Carolina will continue to have an adverse impact on many households and businesses for the foreseeable future. Such conditions could adversely affect the credit quality of the Company’s loans, and have a material adverse effect on us.

The Bank faces strong competition from other banks and financial institutions which can hurt its business.

The financial services industry is highly competitive. The Bank competes against commercial banks, savings banks, savings and loan associations, credit unions, mortgage banks, brokerage firms, investment advisory firms, insurance companies and other financial institutions. Many of these entities are larger organizations with significantly greater financial, management and other resources and access to capital than the Bank has. Moreover, one national money center commercial bank is headquartered in Charlotte, North Carolina, only 40 miles from the Bank’s primary market area.

While management believes it can and does successfully compete with other financial institutions in our market, we may face a competitive disadvantage as a result of our smaller size and lack of geographic diversification.

Changes in technology may impact the Bank’s business.

The Bank uses various technologies in its business and the banking industry is undergoing rapid technological changes. The effective use of technology increases efficiency and enables financial institutions to reduce costs. The Bank’s future success will depend in part on its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience as well as create additional efficiencies in the Bank’s operations. The Bank’s competitors may have substantially greater resources to invest in technological improvements.

We may be subject to examinations by taxing authorities which could materially and adversely affect us.

In the normal course of business, we may be subject to examinations from federal and state taxing authorities regarding the amount of taxes due in connection with investments we have made and the businesses in which we are engaged. Recently, federal and state taxing authorities have become increasingly aggressive in challenging tax positions taken by financial institutions. The challenges made by taxing authorities may result in adjustments to the timing or amount of taxable income or deductions or the allocation of income among tax jurisdictions. If any such challenges are made and are not resolved in our favor, they could have a material and adverse effect on us.

Changes in our accounting policies or in accounting standards could materially affect how we report our financial results and condition.

Our accounting policies are fundamental to understanding our financial results and condition. Some of these policies require use of estimates and assumptions that may affect the value of our assets or liabilities and financial results. Some of our accounting policies are critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain and because it is likely that materially different amounts would be reported under different conditions or using different assumptions.

From time to time the Financial Accounting Standards Board (FASB) and the SEC change the financial accounting and reporting standards or the interpretation of those standards that govern the preparation of our external financial statements. These changes are beyond our control, can be hard to predict and could materially impact how we report our results of operations and financial condition. We could be required to apply a new or revised standard retroactively, resulting in our restating prior period financial statements in material amounts.

Our internal controls may be ineffective.

Management regularly reviews and updates our internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of our controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on us.

Impairment of investment securities or deferred tax assets could require charges to earnings, which could have a material adverse effect on us.

In assessing the impairment of investment securities, management considers the length of time and extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuers, and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value in the near term. In assessing the future ability of the Company to realize the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The impact of each of these impairment matters could have a material adverse effect on us.

We rely on other companies to provide key components of our business infrastructure.

Third party vendors provide key components of our business infrastructure such as internet connections, network access and core application processing. While we have selected these third party vendors carefully, we do not control their actions. Any problems caused by these third parties, including as a result of their not providing us their services for any reason or their performing their services poorly, could adversely affect our ability to deliver products and services to our customers and otherwise to conduct our business. Replacing these third party vendors could also entail significant delay and expense.

Our information systems may experience an interruption or breach in security.

We rely heavily on communications and information systems to conduct our business. Any failure, interruption, or breach in security or operational integrity of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposit, loan, and other systems. We have policies and procedures designed with the intention to prevent or limit the effect of the failure, interruption, or security breach of our information systems. The occurrence of any failures, interruptions, or security breaches of our information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on us.

Liquidity is essential to our businesses.

Our liquidity could be impaired by an inability to access the capital markets or unforeseen outflows of cash. This situation may arise due to circumstances that we may be unable to control, such as a general market disruption or an operational problem that affects third parties or us. Our credit ratings are important to our liquidity. A reduction in our credit ratings could adversely affect our liquidity and competitive position, increase our borrowing costs, limit our access to the capital markets or trigger unfavorable contractual obligations.

Negative publicity could damage our reputation.

Reputation risk, or the risk to our earnings and capital from negative public opinion, is inherent in our business. Negative public opinion could adversely affect our ability to keep and attract customers and expose us to adverse legal and regulatory consequences. Negative public opinion could result from our actual or alleged conduct in any number of activities, including lending practices, corporate governance, regulatory compliance, mergers and acquisitions, and disclosure, sharing or inadequate protection of customer information, and from actions taken by government regulators and community organizations in response to that conduct.

Financial services companies depend on the accuracy and completeness of information about customers and counterparties.

In deciding whether to extend credit or enter into other transactions, we may rely on information furnished by or on behalf of customers and counterparties, including financial statements, credit reports, and other financial information. We may also rely on representations of those customers, counterparties, or other third parties, such as independent auditors, as to the accuracy and completeness of that information. Reliance on inaccurate or misleading financial statements, financial advisors and consultants, credit reports, or other financial information could cause us to enter into unfavorable transactions, which could have a material adverse effect on us.

If our non-performing assets increase, our earnings will suffer.

At March 31, 2012, our non-performing assets (which consist of non-accruing loans, loans 90+ days delinquent, and foreclosed real estate assets) totaled $33.0 million or 3.14% of total assets, compared to $32.1 million or 3.01% of total assets at December 31, 2011 and $46.9 million or 4.40% of total assets at December 31, 2010. Our non-performing assets adversely affect our net income in various ways. We do not record interest income on non-accrual loans or other real estate owned. We must reserve for probable losses, which is established through a current period charge to the provision for loan losses as well as from time to time, as appropriate, the write down of the value of properties in our other real estate owned portfolio to reflect changing market values. Additionally, there are legal fees associated with the resolution of problem assets as well as carrying costs such as taxes, insurance and maintenance related to our other real estate owned. Further, the resolution of non-performing assets requires the active involvement of management, which can distract them from more profitable activity. Finally, if our estimate for the recorded allowance for loan losses proves to be incorrect and our allowance is inadequate, we will have to increase the allowance accordingly by additional charges to the provision for loan losses.

Our loan portfolio includes loans with a higher risk of loss.

We originate commercial real estate loans, construction and land development loans, and residential mortgage loans primarily within our market area. Commercial real estate, commercial, and construction and land development loans tend to involve larger loan balances to a single borrower or groups of related borrowers and are most susceptible to a risk of loss during a downturn in the business cycle. These loans also have historically had greater credit risk than other loans for the following reasons:

•	Commercial Real Estate Loans. Repayment is dependent on income being generated in amounts sufficient to cover operating expenses and debt service. These loans also involve greater risk because they are generally not fully amortizing over a loan period, but rather have a balloon payment due at maturity. A borrower’s ability to make a balloon payment typically will depend on being able to either refinance the loan or timely sell the underlying property. As of March 31, 2012, commercial real estate loans, including multi-family loans, comprised approximately 32% of our total loan portfolio.
•	Single-Family Residential Loans. Declining home sales volumes, decreased real estate values and higher than normal levels of unemployment could contribute to losses on these loans. As of March 31, 2012 single-family residential loans comprised approximately 39% of the Bank’s total loan portfolio.

•	Commercial Loans. Repayment is generally dependent upon the successful operation of the borrower’s business. In addition, the collateral securing the loans may depreciate over time, be difficult to appraise, be illiquid, or fluctuate in value based on the success of the business. As of March 31, 2012, commercial loans comprised approximately 9% of our total loan portfolio.
•	Construction and Land Development Loans. The risk of loss is largely dependent on our initial estimate of whether the property’s value at completion equals or exceeds the cost of property construction and the availability of take-out financing. During the construction phase, a number of factors can result in delays or cost overruns. If our estimate is inaccurate or if actual construction costs exceed estimates, the value of the property securing our loan may be insufficient to ensure full repayment when completed through a permanent loan, sale of the property, or by seizure of collateral. As of March 31, 2012, construction and land development loans comprised approximately 14% of our total loan portfolio.

Because we engage in lending secured by real estate and may be forced to foreclose on the collateral property and own the underlying real estate, we may be subject to the increased costs associated with the ownership of real property, which could result in reduced net income.

Since we originate loans secured by real estate, we may have to foreclose on the collateral property to protect our investment and may thereafter own and operate such property, in which case we are exposed to the risks inherent in the ownership of real estate.

The amount that we, as a mortgagee, may realize after a default is dependent upon factors outside of our control, including, but not limited to:

•	general or local economic conditions;
•	environmental cleanup liability;
•	neighborhood values;
•	interest rates;
•	real estate tax rates;
•	operating expenses of the mortgaged properties;
•	supply of and demand for rental units or properties;
•	ability to obtain and maintain adequate occupancy of the properties;
•	zoning laws;
•	governmental rules, regulations and fiscal policies; and
•	acts of God.

Certain expenditures associated with the ownership of real estate, principally real estate taxes and maintenance costs, may adversely affect the income from the real estate. Therefore, the cost of operating real property may exceed the rental income earned from such property, and we may have to advance funds in order to protect our investment or we may be required to dispose of the real property at a loss.

Our compensation expense may increase substantially after Treasury’s sale of the Preferred Shares.

As a result of our participation in the CPP, among other things, we are subject to Treasury’s current standards for executive compensation and corporate governance for the period during which Treasury holds any of our Preferred Shares. These standards were most recently set forth in the Interim Final Rule on TARP Standards for Compensation and Corporate Governance, published June 15, 2009. If the auction is successful and Treasury elects to sell all of the Preferred Shares, these executive compensation and corporate governance standards will no longer be applicable and our compensation expense for our executive officers and other senior employees may increase substantially.

Risk Factors Related to an Investment in the Preferred Shares

The Preferred Shares are equity and are subordinated to all of our existing and future indebtedness; we are highly dependent on dividends and other amounts from our subsidiaries in order to pay dividends on, and redeem at our option, the Preferred Shares, which are subject to various prohibitions and other restrictions; and the Preferred Shares place no limitations on the amount of indebtedness we and our subsidiaries may incur in the future.

The Preferred Shares are equity interests in the Company and do not constitute indebtedness. As such, the Preferred Shares, like our common stock, rank junior to all existing and future indebtedness and other non-equity claims on the Company with respect to assets available to satisfy claims on the Company, including in a liquidation of the Company. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of perpetual preferred stock like the Preferred Shares, there is no stated maturity date (although the Preferred Shares are subject to redemption at our option) and dividends are payable only if, when and as authorized and declared by our board of directors and depend on, among other matters, our historical and projected results of operations, liquidity, cash flows, capital levels, financial condition, debt service requirements and other cash needs, financing covenants, applicable state law, federal and state regulatory prohibitions and other restrictions and any other factors our board of directors deems relevant at the time.

If (i) there has occurred and is continuing an event of default under the terms of our junior subordinated deferrable interest debentures or (ii) we have given notice of our election to defer payments of interest on our junior subordinated deferrable interest debentures or any such deferral has occurred and is continuing, then we may not declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, including the Preferred Shares.

The Preferred Shares are not savings accounts, deposits or other obligations of any depository institution and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality. Furthermore, the Company is a legal entity that is separate and distinct from its subsidiaries, and its subsidiaries have no obligation, contingent or otherwise, to make any payments in respect of the Preferred Shares or to make funds available therefor. Because the Company is a holding company that maintains only limited cash at that level, its ability to pay dividends on, and redeem at its option, the Preferred Shares will be highly dependent upon the receipt of dividends, fees and other amounts from its subsidiaries, which, in turn, will be highly dependent upon the historical and projected results of operations, liquidity, cash flows and financial condition of its subsidiaries. In addition, the right of the Company to participate in any distribution of assets of any of its subsidiaries upon their respective liquidation or reorganization will be subject to the prior claims of the creditors (including any depositors) and preferred equity holders of the applicable subsidiary, except to the extent that the Company is a creditor, and is recognized as a creditor, of such subsidiary. Accordingly, the holders of the Preferred Shares will be structurally subordinated to all existing and future obligations and preferred equity of the Company’s subsidiaries.

There are also various legal and regulatory prohibitions and other restrictions on the ability of the Company’s depository institution subsidiary to pay dividends, extend credit or otherwise transfer funds to the Company or affiliates. Such dividend payments are subject to regulatory tests, generally based on current and retained earnings of such subsidiaries and other factors, and, may require regulatory approval in the future. Dividend payments to the Company from its depository institution subsidiary may also be prohibited if such payments would impair the capital of the applicable subsidiary and in certain other cases. If regulatory authorities approve the payment of a dividend by the Bank to the Company in order for the Company to make a bid for Preferred Shares in the auction, no assurance can be given that regulatory authorities would approve the payment of future dividends by the Bank to the Company in respect of any Preferred Shares not purchased by the Company in the auction. In addition, regulatory rules limit the aggregate amount of a depository institution’s loans to, and investments in, any single affiliate in varying thresholds and may prevent the Company from borrowing from its depository institution subsidiary and require any permitted borrowings to be collateralized.

The Company also is subject to various legal and regulatory policies and requirements impacting the Company’s ability to pay accrued or future dividends on, or redeem, the Preferred Shares. Under the Federal

Reserve’s capital regulations, in order to ensure Tier 1 capital treatment for the Preferred Shares, the Company’s redemption of any of the Preferred Shares must be subject to prior regulatory approval. The Federal Reserve also may require the Company to consult with it prior to increasing dividends. In addition, as a matter of policy, the Federal Reserve may restrict or prohibit the payment of dividends if (i) the Company’s net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; (ii) the Company’s prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; (iii) the Company will not meet, or is in danger of not meeting, its minimum regulatory capital ratios; or (iv) the Federal Reserve otherwise determines that the payment of dividends would constitute an unsafe or unsound practice. Recent and future regulatory developments may result in additional restrictions on the Company’s ability to pay dividends.

In addition, the terms of the Preferred Shares do not limit the amount of debt or other obligations we or our subsidiaries may incur in the future. Accordingly, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the Preferred Shares or to which the Preferred Shares will be structurally subordinated.

An active trading market for the Preferred Shares may not develop or be maintained.

The Preferred Shares are not currently listed on any securities exchange or available for quotation on any national quotation system, and we do not plan to list, or make available for quotation, the Preferred Shares in the future. There can be no assurance that an active trading market for the Preferred Shares will develop or, if developed, will be maintained. If an active market is not developed and maintained, the market value and liquidity of the Preferred Shares may be materially and adversely affected.

The Preferred Shares may be junior in rights and preferences to our future preferred stock.

Subject to approval by the holders of at least 66 2/3% of the Preferred Shares then outstanding, voting as a separate class, we may issue preferred stock in the future the terms of which are expressly senior to the Preferred Shares. The terms of any such future preferred stock expressly senior to the Preferred Shares may prohibit or otherwise restrict dividend payments on the Preferred Shares. For example, the terms of any such senior preferred stock may provide that, unless full dividends for all of our outstanding preferred stock senior to the Preferred Shares have been paid for the relevant periods, no dividends will be paid on the Preferred Shares, and no Preferred Shares may be repurchased, redeemed, or otherwise acquired by us. In addition, in the event of our liquidation, dissolution or winding-up, the terms of any such senior preferred stock would likely prohibit us from making any payments on the Preferred Shares until all amounts due to holders of such senior preferred stock are paid in full.

Holders of the Preferred Shares have limited voting rights.

Unless and until we are in arrears on our dividend payments on the Preferred Shares for six quarterly periods, whether or not consecutive, the holders of the Preferred Shares will have no voting rights except with respect to certain fundamental changes in the terms of the Preferred Shares and certain other matters and except as may be required by applicable law. If dividends on the Preferred Shares are not paid in full for six quarterly periods, whether or not consecutive, the total number of positions on the Company’s board of directors will automatically increase by two and the holders of the Preferred Shares, acting as a class with any other shares of our preferred stock with parity voting rights to the Preferred Shares, will have the right to elect two individuals to serve in the new director positions. This right and the terms of such directors will end when we have paid in full all accrued and unpaid dividends for all past dividend periods. See “Description of Preferred Shares — Voting Rights” in this prospectus supplement.

We are subject to extensive regulation, and ownership of the Preferred Shares may have regulatory implications for holders thereof.

We are subject to extensive federal and state banking laws, including the Bank Holding Company Act of 1956, as amended (the “BHCA”), and federal and state banking regulations, that impact the rights and obligations of owners of the Preferred Shares, including, for example, our ability to declare and pay dividends on, and to redeem, the Preferred Shares. Although the Company does not believe the Preferred Shares are considered “voting securities” currently, if they were to become voting securities for the purposes of the BHCA, whether because the Company has missed six dividend payments and holders of the Preferred Shares have the right to elect directors as a result, or for other reasons, a holder of 25% or more of the Preferred Shares, or a holder of a lesser percentage of our Preferred Shares that is deemed to exercise a “controlling influence” over us, may become subject to regulation under the BHCA. In addition, if the Preferred Shares become “voting securities”, then (a) any bank holding company or foreign bank that is subject to the BHCA may need approval to acquire or retain more than 5% of the then outstanding Preferred Shares, and (b) any holder (or group of holders acting in concert) may need regulatory approval to acquire or retain 10% or more of the Preferred Shares. A holder or group of holders may also be deemed to control us if they own one-third or more of our total equity, both voting and non-voting, aggregating all shares held by the investor across all classes of stock. Holders of the Preferred Shares should consult their own counsel with regard to regulatory implications.

If we redeem the Preferred Shares, you may be unable to reinvest the redemption proceeds in a comparable investment at the same or greater rate of return.

We have the right to redeem the Preferred Shares, in whole or in part, at our option at any time, subject to prior regulatory approval. If we choose to redeem the Preferred Shares in part, we have been informed by DTC that it is their current practice to determine by lot the amount of the interest of each direct participant (through which beneficial owners hold their interest) to be redeemed. If we choose to redeem the Preferred Shares, we are likely to do so if we are able to obtain a lower cost of capital. If prevailing interest rates are relatively low if or when we choose to redeem the Preferred Shares, you generally will not be able to reinvest the redemption proceeds in a comparable investment at the same or greater rate of return. Furthermore, if we redeem the Preferred Shares in part, the liquidity of the outstanding Preferred Shares may be limited.

If we do not redeem the Preferred Shares prior to February 15, 2014, the cost of this capital to us will increase substantially and could have a material adverse effect on our liquidity and cash flows.

We have the right to redeem the Preferred Shares, in whole or in part, at our option at any time, subject to prior regulatory approval. If we do not redeem the Preferred Shares prior to February 15, 2014, the cost of this capital to us will increase substantially on and after that date, with the dividend rate increasing from 5.0% per annum to 9.0% per annum, which could have a material adverse effect on our liquidity and cash flows. See “Description of Preferred Shares — Redemption and Repurchases” in this prospectus supplement. Any redemption by us of the Preferred Shares would require prior regulatory approval from the Federal Reserve. We have received regulatory approval from the Federal Reserve to submit one or more bids for a portion of the Preferred Shares in the auction. Except with respect to our intent to submit one or more bids in the auction, we have no current intention to redeem the Preferred Shares in the near future, but may seek to redeem some or all of the Preferred Shares at a future date if we deem such redemption to be in our interest. We cannot predict whether the Federal Reserve would approve any future redemption request we were to make, whether before or after February 15, 2014.

Treasury is a federal agency and your ability to bring a claim against Treasury under the federal securities laws in connection with a purchase of Preferred Shares may be limited.

The doctrine of sovereign immunity, as limited by the Federal Tort Claims Act (the “FTCA”), provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The FTCA bars claims for fraud or misrepresentation. At least one federal court, in a case involving a federal agency, has held that the United States may assert its sovereign immunity to claims brought under the federal securities laws. In addition, Treasury and its officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof. The underwriters are not claiming to be agents of Treasury in this offering. Accordingly, any attempt to assert such a claim against the officers, agents or employees of Treasury for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus supplement, the accompanying prospectus, the registration statement of which this prospectus supplement and the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus are a part or resulting from any other act or omission in connection with the offering of the Preferred Shares by Treasury would likely be barred.

Risk Factors Related to the Auction Process

The price of the Preferred Shares could decline rapidly and significantly following this offering.

The public offering price of the Preferred Shares, which will be the clearing price plus accrued dividends thereon, will be determined through an auction process conducted by Treasury and the auction agents. Prior to this offering there has been no public market for the Preferred Shares, and the public offering price may bear no relation to market demand for the Preferred Shares once trading begins. We have been informed by both Treasury and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O’Neill & Partners, L.P., as the auction agents, that they believe that the bidding process will reveal a clearing price for the Preferred Shares offered in the auction process, which will either be the highest price at which all of the Preferred Shares offered may be sold to bidders, if bids are received for 100% or more of the offered Preferred Shares, or the minimum bid price of $840.00, if bids are received for at least half, but less than all, of the offered Preferred Shares. If there is little or no demand for the Preferred Shares at or above the public offering price once trading begins, the price of the Preferred Shares would likely decline following this offering. Limited or less-than-expected liquidity in the Preferred Shares, including decreased liquidity due to a sale of less than all of the offered Preferred Shares, could also cause the trading price of the Preferred Shares to decline. In addition, the auction process may lead to more volatility in, or a decline in, the trading price of the Preferred Shares after the initial sales of the Preferred Shares in this offering. If your objective is to make a short-term profit by selling the Preferred Shares you purchase in the offering shortly after trading begins, you should not submit a bid in the auction.

The auction process for this offering may result in a phenomenon known as the “winner’s curse,” and, as a result, investors may experience significant losses.

The auction process for this offering may result in a phenomenon known as the “winner’s curse.” At the conclusion of the auction process, successful bidders that receive allocations of Preferred Shares in this offering may infer that there is little incremental demand for the Preferred Shares above or equal to the public offering price. As a result, successful bidders may conclude that they paid too much for the Preferred Shares and could seek to immediately sell their Preferred Shares to limit their losses should the price of the Preferred Shares decline in trading after the auction process is completed. In this situation, other investors that did not submit bids that are accepted by Treasury may wait for this selling to be completed, resulting in reduced demand for the Preferred Shares in the public market and a significant decline in the trading price of the Preferred Shares. Therefore, we caution investors that submitting successful bids and receiving allocations may be followed by a significant decline in the value of their investment in the Preferred Shares shortly after this offering.

The auction process for this offering may result in a situation in which less price sensitive investors play a larger role in the determination of the public offering price and constitute a larger portion of the investors in this offering, and, as a result, the public offering price may not be sustainable once trading of Preferred Shares begins.

In a typical public offering of securities, a majority of the securities sold to the public are purchased by professional investors that have significant experience in determining valuations for companies in connection with such offerings. These professional investors typically have access to, or conduct their own, independent research and analysis regarding investments in such offerings. Other investors typically have less access to this level of research and analysis, and as a result, may be less sensitive to price when participating in the auction. Because of the auction process used in this auction, these less price sensitive investors may have a greater influence in setting the public offering price (because a larger number of higher bids may cause the clearing price in the auction to be higher than it would otherwise have been absent such bids) and may have a higher level of participation in this offering than is normal for other public offerings. This, in turn, could cause the auction process to result in a public offering price that is higher than the price professional investors are willing to pay for the Preferred Shares. As a result, the trading price of the Preferred Shares may decrease once trading of the Preferred Shares begins. Also, because professional investors may have a substantial degree of influence on the trading price of the Preferred Shares over time, the trading price of the Preferred Shares may decline and not recover after this offering. Furthermore, if the public offering price of the Preferred Shares is above the level that investors determine is reasonable for the Preferred Shares, some investors may attempt to short sell the Preferred Shares after trading begins, which would create additional downward pressure on the trading price of the Preferred Shares.

If we bid in the auction, that could have the effect of raising the clearing price and decreasing liquidity in the market for the Preferred Shares.

Having received regulatory approval from the Federal Reserve, we are permitted (but not required) to submit one or more bids for a portion of the Preferred Shares in the auction process. You will not be notified by the auction agents, the network brokers or the selling shareholder whether we have bid in the auction process or, should we elect to participate in the auction process, the terms of any bid or bids we may place. Although we will not receive preferential treatment of any kind and would participate on the same basis as all other bidders, in some cases the submission of bids by us could cause the clearing price in the auction process to be higher than it would otherwise have been (although in such a case we would still be required to purchase any Preferred Shares for which we had submitted bids at the clearing price). Our bids may be made at a price or prices per share that is less than the liquidation preference per Preferred Share. In addition, to the extent we purchase any Preferred Shares, the liquidity of any market for the Preferred Shares may decrease, particularly if any such purchases represent a significant percentage of the outstanding Preferred Shares.

The clearing price for the Preferred Shares may bear little or no relationship to the price for the Preferred Shares that would be established using traditional valuation methods, and, as a result, the trading price of the Preferred Shares may decline significantly following the issuance of the Preferred Shares.

The public offering price of the Preferred Shares will be equal to the clearing price plus accrued dividends thereon. The clearing price of the Preferred Shares may have little or no relationship to, and may be significantly higher than, the price for the Preferred Shares that otherwise would be established using traditional indicators of value, such as: our future prospects and those of our industry in general; our revenues, earnings, and other financial and operating information; multiples of revenue, earnings, capital levels, cash flows, and other operating metrics; market prices of securities and other financial and operating information of companies engaged in activities similar to us; and the views of research analysts. The trading price of the Preferred Shares may vary significantly from the public offering price. Potential investors should not submit a bid in the auction for this offering unless they are willing to take the risk that the price of the Preferred Shares could decline significantly.

Successful bidders may receive the full number of Preferred Shares subject to their bids, so potential investors should not make bids for more Preferred Shares than they are prepared to purchase.

Each bidder may submit multiple bids. However, as bids are independent, each bid may result in an allocation of Preferred Shares. Allocation of the Preferred Shares will be determined by, first, allocating Preferred Shares to any bids made above the clearing price, and second, allocating Preferred Shares (on a pro-rata basis, if appropriate) among bids made at the clearing price. If Treasury elects to sell any Preferred Shares in this offering, the bids of successful bidders that are above the clearing price will be allocated all of the Preferred Shares represented by such bids, and only accepted bids submitted at the clearing price, in certain cases, will experience pro-rata allocation, if any. Bids that have not been modified or withdrawn by the time of the submission deadline are final and irrevocable, and bidders who submit bids that are accepted by Treasury will be obligated to purchase the Preferred Shares allocated to them. Accordingly, the sum of a bidder’s bid sizes as of the submission deadline should be no more than the total number of Preferred Shares the bidder is willing to purchase, and investors are cautioned against submitting a bid that does not accurately represent the number of Preferred Shares that they are willing and prepared to purchase.

Submitting a bid does not guarantee an allocation of Preferred Shares, even if a bidder submits a bid at or above the public offering price of the Preferred Shares.

The auction agents, in their sole discretion, may require that bidders confirm their bids before the auction closes (although the auction agents are under no obligation to reconfirm bids for any reason, except as may be required by applicable securities laws). If a bidder is requested to confirm a bid and fails to do so within the permitted time period, that bid may be deemed to have been withdrawn and, accordingly, that bidder may not receive an allocation of Preferred Shares even if the bid is at or above the public offering price. The auction agents may, however, choose to accept any such bid even if it has not been reconfirmed. In addition, the auction agents may determine in some cases to impose size limits on the aggregate size of bids that they choose to accept from any bidder (including any network broker), and may reject any bid that they determine, in their discretion, has a potentially manipulative, disruptive or other adverse effect on the auction process or the offering. Furthermore, if bids for 100% or more of the offered Preferred Shares are received, and Treasury elects to sell any Preferred Shares in the auction, then any accepted bids submitted in the auction above the clearing price will receive allocations in full, while each bid submitted at the clearing price will be allocated the number of Preferred Shares represented by such bids, in the case bids for 100% of the offered Preferred Shares are received, or a number of Preferred Shares approximately equal to the pro-rata allocation percentage multiplied by the number of Preferred Shares represented by such bid, rounded to the nearest whole number of Preferred Shares (subject to rounding to eliminate odd-lots), in the case bids for more than 100% of the offered Preferred Shares are received. If bids for at least half, but less than all, of the offered Preferred Shares are received, and Treasury chooses to sell fewer Preferred Shares than the number of Preferred Shares for which bids were received (but not less than half), then all bids will experience equal pro-rata allocation. Treasury could also decide, in its sole discretion, not to sell any Preferred Shares in this offering after the clearing price has been determined. As a result of these factors, you may not receive an allocation for all the Preferred Shares for which you submit a bid.

We cannot assure you that the auction will be successful or that the full number of offered Preferred Shares will be sold.

If sufficient bids are received and accepted by the auction agents to enable Treasury to sell the offered Preferred Shares in this offering, the public offering price will be set at the clearing price plus accrued dividends thereon, unless Treasury decides, in its sole discretion, not to sell any Preferred Shares in this offering after the clearing price is determined. The clearing price will be determined based on the number of valid, irrevocable bids at the time of the submission deadline that Treasury decides, in its sole discretion, to accept. If valid, irrevocable bids are received for 100% or more of the offered Preferred Shares at the submission deadline, the clearing price will be equal to the highest price of the offered Preferred Shares that can be sold in the auction. If, however, bids are received for at least half, but less than all, of the offered Preferred Shares, then Treasury may (but is not required to) sell, at the minimum bid price in the auction (which will be deemed the clearing price) the number of Preferred Shares it chooses to sell up to the number of bids received in the auction, so long as at least half of the offered Preferred Shares are sold. If bids are received for less than half of the offered Preferred Shares, Treasury will not sell any Preferred Shares in this offering. The liquidity of the Preferred Shares may be limited if less than all of the offered Preferred Shares are sold by Treasury. Possible future sales of Treasury’s remaining Preferred Shares, if any, that are held following this offering, could affect the trading price of the Preferred Shares sold in this offering.

Submitting bids through a network broker or any other broker that is not an auction agent may in some circumstances shorten deadlines for potential investors to submit, modify or withdraw their bids.

In order to participate in the auction, bidders must have an account with, and submit bids to purchase Preferred Shares through, either an auction agent or a network broker. Brokers that are not network brokers will need to submit their bids, either for their own account or on behalf of their customers, through an auction agent or a network broker. Potential investors and brokers that wish to submit bids in the auction and do not have an account with an auction agent or a network broker must either establish such an account prior to bidding in the auction or cause a broker that has such an account to submit a bid through that account. Network brokers and other brokers will impose earlier submission deadlines than those imposed by the auction agents in order to have sufficient time to aggregate bids received from their respective customers and to transmit the aggregate bid to an auction agent (or, in the case of non-network brokers submitting bids through a network broker, to such network broker to transmit to the auction agents) before the auction closes. As a result of such earlier submission deadlines, potential investors who submit bids through a network broker, or brokers that submit bids through an auction agent or a network broker, will need to submit or withdraw their bids earlier than other bidders, and it may in some circumstances be more difficult for such bids to be submitted, modified or withdrawn.

REGULATION

We are subject to laws, regulations and policies of various regulatory authorities, such as the Federal Reserve, which regulates the Company, the North Carolina Commissioner of Banks (the “Commissioner”), who regulates Peoples Bank, and the FDIC, which also regulates Peoples Bank. The Federal Reserve has extensive supervisory authority over the Company, affecting a comprehensive range of matters relating to ownership and control of the Company’s shares, the Company’s acquisition of other companies and businesses, permissible activities in which the Company may engage, maintenance of adequate capital levels and other aspects of operations. These supervisory and regulatory powers are intended primarily for the protection for the Company’s depositors and customers and the deposit insurance fund, rather than the Company’s shareholders. Many of these laws and regulations have undergone significant change in recent years and are likely to change in the future. Future legislative or regulatory change, or changes in enforcement practices or court rulings, may have a material adverse effect on us. For additional information about the laws, regulations and policies applicable to us, see the matters discussed below, as well as in “Supervision and Regulation” in Part I, Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Source of Strength

Federal banking laws and Federal Reserve policy and regulations also require the Company to serve as a source of financial and managerial strength for its depository institution subsidiary, Peoples Bank. As such, the Company is expected to commit resources to support Peoples Bank, even if doing so may adversely affect the Company’s ability to meet its other obligations.

Bank Regulatory Enforcement Authority

The federal bank regulatory agencies have broad authority to issue orders to depository institutions and their holding companies prohibiting activities that constitute violations of law, rule, regulation, or administrative order, or that represent unsafe or unsound banking practices. The federal bank regulatory agencies also are empowered to require affirmative actions to correct any violation or practice; issue administrative orders that can be judicially enforced; direct increases in capital; limit dividends and distributions; restrict growth; assess civil money penalties against institutions or individuals who violate any laws, regulations, orders, or written agreements with the agencies; order termination of certain activities of holding companies or their nonbank subsidiaries; remove officers and directors; order divestiture of ownership or control of a nonbanking subsidiary by a holding company; terminate deposit insurance and appoint a conservator or receiver.

Affiliate Transactions

Sections 23A and 23B of the Federal Reserve Act, and the implementing regulations thereunder, impose certain limits and requirements on “covered transactions” between insured depository institutions and their non-bank affiliates. Such “covered transactions” include a loan or extension of credit to the affiliate, purchase of securities issued by the affiliate, purchase of assets from the affiliate, certain derivative transactions that create a credit exposure to an affiliate, the acceptance of securities issued by the affiliate as collateral for a loan, and the issuance of a guarantee, acceptance or letter of credit on behalf of the affiliate. Sections 23A and 23B and the implementing regulations generally limit the amount of covered transactions between an institution and a single affiliate, as well as the aggregate amount of covered transactions between an institution and all of its affiliates. In addition, covered transactions that are credit transactions must be secured by acceptable collateral, and all covered transactions must be on terms that are at least as favorable to the institution as then-prevailing in the market for comparable transactions with unaffiliated entities.

Bank Secrecy Act/Anti-Money Laundering

The Bank Secrecy Act and USA PATRIOT Act of 2001 contain anti-money laundering and financial transparency provisions intended to detect, and prevent the use of the U.S. financial system for, money laundering and terrorist financing activities. The Bank Secrecy Act, as amended by the USA PATRIOT Act, requires depository institutions and their holding companies to undertake activities including maintaining an anti-money laundering program, verifying the identity of clients, monitoring for and reporting suspicious transactions, reporting on cash transactions exceeding specified thresholds, and responding to requests for information by regulatory authorities and law enforcement agencies. We have implemented internal practices, procedures, and controls designed to comply with these requirements.

USE OF PROCEEDS

The Preferred Shares offered by this prospectus supplement are being sold for the account of Treasury. Any proceeds from the sale of these Preferred Shares will be received by Treasury for its own account, and we will not receive any proceeds from the sale of any Preferred Shares offered by this prospectus supplement.

DESCRIPTION OF PREFERRED SHARES

This section summarizes specific terms and provisions of the Preferred Shares. The description of the Preferred Shares contained in this section is qualified in its entirety by the actual terms of the Preferred Shares, as are stated in the Articles of Amendment to the Company’s Amended and Restated Articles of Incorporation, a copy of which was attached as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on December 29, 2008, and incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement.

General

The Preferred Shares constitutes a series of our perpetual, cumulative, preferred stock, consisting of 25,054 shares, no par value, having a liquidation preference amount of $1,000 per share. The Preferred Shares have no maturity date. We issued the Preferred Shares to Treasury on December 23, 2008, in connection with the CPP for an aggregate purchase price of $25.1 million in a private placement exempt from the registration requirements of the Securities Act. The Preferred Shares qualify as Tier 1 capital for regulatory purposes.

Dividends

Rate.  Dividends on the Preferred Shares are payable quarterly in arrears, when, as and if authorized and declared by our Board of Directors out of legally available funds, on a cumulative basis on the $1,000 per share liquidation preference amount plus the amount of accrued and unpaid dividends for any prior dividend periods, at a rate of (i) 5% per annum, from the original issuance date to but excluding the first day of the first dividend period commencing on or after the fifth anniversary of the original issuance date (i.e., 5% per annum from December 23, 2008 to but excluding February 15, 2014), and (ii) 9% per annum, from and after the first day of the first dividend period commencing on or after the fifth anniversary of the original issuance date (i.e., 9% per annum on and after February 15, 2014). Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year. Each dividend will be payable to holders of record as they appear on our stock register on the applicable record date, which will be the 15th calendar day immediately preceding the related dividend payment date (whether or not a business day), or such other record date determined by our Board of Directors that is not more than 60 nor less than ten days prior to the related dividend payment date. Each period from and including a dividend payment date (or the date of the issuance of the Preferred Shares) to but excluding the following dividend payment date is referred to as a “dividend period.” Dividends payable for each dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. If a scheduled dividend payment date falls on a day that is not a business day, the dividend will be paid on the next business day as if it were paid on the scheduled dividend payment date, and no interest or other additional amount will accrue on the dividend. The term “business day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

Holders of Preferred Shares sold by Treasury in the auction, if any, that are record holders on the record date for the August 15, 2012 dividend payment date will be entitled to any declared dividends payable on such date.

Dividends on the Preferred Shares are cumulative. If for any reason our board of directors does not declare a dividend on the Preferred Shares for a particular dividend period, or if the board of directors declares less than a full dividend, we will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods). Since issuing the Preferred Shares, we have declared and paid all accrued dividends on the Preferred Shares to and including the period ending May 14, 2012, which dividend was due on May 15, 2012.

We are not obligated to pay holders of the Preferred Shares any dividend in excess of the dividends on the Preferred Shares that are payable as described above. There is no sinking fund with respect to dividends on the Preferred Shares.

Priority of Dividends.  So long as any of the Preferred Shares remain outstanding, we may not declare or pay a dividend or other distribution on our common stock or any other shares of Junior Stock (other than dividends payable solely in common stock) or Parity Stock (other than dividends paid on a pro rata basis with the Preferred Shares), and we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Preferred Shares for all past dividend periods are paid in full.

“Junior Stock” means our common stock and any other class or series of our stock the terms of which expressly provide that it ranks junior to the Preferred Shares as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company. We currently have no outstanding class or series of stock constituting Junior Stock other than our common stock.

“Parity Stock” means any class or series of our stock, other than the Preferred Shares, the terms of which do not expressly provide that such class or series will rank senior or junior to the Preferred Shares as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company, in each case without regard to whether dividends accrue cumulatively or non-cumulatively. We currently have no outstanding class or series of stock constituting Parity Stock.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of the Preferred Shares will be entitled to receive for each share of the Preferred Shares, out of the assets of the Company or proceeds available for distribution to our stockholders, subject to any rights of our creditors, before any distribution of assets or proceeds is made to or set aside for the holders of our common stock and any other class or series of our stock ranking junior to the Preferred Shares, payment of an amount equal to the sum of (i) the $1,000 liquidation preference amount per share and (ii) the amount of any accrued and unpaid dividends on the Preferred Shares (including dividends accrued on any unpaid dividends). To the extent the assets or proceeds available for distribution to stockholders are not sufficient to fully pay the liquidation payments owing to the holders of the Preferred Shares and the holders of any other class or series of our stock ranking equally with the Preferred Shares, the holders of the Preferred Shares and such other stock will share ratably in the distribution.

For purposes of the liquidation rights of the Preferred Shares, neither a merger or consolidation of the Company with another entity, including a merger or consolidation in which the holders of Preferred Shares receive cash, securities or other property for their shares, nor a sale, lease or exchange of all or substantially all of the Company’s assets will constitute a liquidation, dissolution or winding up of the affairs of the Company.

Redemptions and Repurchases

We may redeem the Preferred Shares, at any time, in whole or in part, at our option, subject to prior approval by the appropriate federal banking agency, for a redemption price equal to 100% of the liquidation preference amount per Preferred Share plus any accrued and unpaid dividends to but excluding the date of redemption (including dividends accrued on any unpaid dividends), provided that any declared but unpaid dividend payable on a redemption date that occurs subsequent to the record date for the dividend will be payable to the holder of record of the redeemed shares on the dividend record date. We have received regulatory approval from the Federal Reserve to submit one or more bids for a portion of the Preferred Shares in the auction. Except with respect to our intent to submit one or more bids in the auction, we have no current intention to redeem the Preferred Shares in the near future, but may seek to redeem some or all of the Preferred Shares at a future date if we deem such redemption to be in our interest. The Federal Reserve evaluates redemption requests on a case-by-case basis and considers a variety of factors, including a company’s current and prospective capital position and its ability to serve as a continued source of strength to its banking subsidiaries during stressed market conditions. We cannot predict whether the Federal Reserve would approve any future redemption request we were to make.

To exercise the redemption right described above, we must give notice of the redemption to the holders of record of the Preferred Shares by first class mail, not less than 30 days and not more than 60 days before the date of redemption. Each notice of redemption given to a holder of Preferred Shares must state: (i) the redemption date; (ii) the number of Preferred Shares to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price. In the case of a partial redemption of the Preferred Shares, the shares to be redeemed will be selected either pro rata or in such other manner as our board of directors determines to be fair and equitable.

The Securities Purchase Agreement between us and Treasury provides that so long as Treasury continues to own any Preferred Shares, we may not repurchase any Preferred Shares from any other holder of such shares unless we offer to repurchase a ratable portion of the Preferred Shares then held by Treasury on the same terms and conditions.

Preferred Shares that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of preferred stock, which may then be reissued by us as any series of preferred stock other than the Preferred Shares.

No Conversion Rights

Holders of the Preferred Shares have no right to exchange or convert their shares into common stock or any other securities.

Voting Rights

The holders of the Preferred Shares do not have voting rights other than those described below, except to the extent specifically required by North Carolina law.

If we do not pay dividends on the Preferred Shares for six or more quarterly dividend periods, whether or not consecutive, the authorized number of directors of the Company will automatically increase by two and the holders of the Preferred Shares will have the right, with the holders of shares of any other classes or series of Voting Parity Stock outstanding at the time, voting together as a single class, to elect two directors (the “Preferred Directors”) to fill such newly created directorships at our next annual meeting of stockholders (or at a special meeting called for that purpose prior to the next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends (including dividends accrued on any unpaid dividends) for all past dividend periods on all outstanding Preferred Shares have been paid in full, at which time this right will terminate with respect to the Preferred Shares, subject to revesting in the event of each and every subsequent default by us in the payment of dividends on the Preferred Shares.

There is no limit on the number of nominations and a plurality of eligible voters would determine the election of the Preferred Directors. No person may be elected as a Preferred Director who would cause us to violate any corporate governance requirements of any securities exchange or other trading facility on which our securities may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of the Preferred Shares and Voting Parity Stock as a class to vote for directors as described above, the Preferred Directors will cease to be qualified as directors, the terms of office of all Preferred Directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of Preferred Directors which had been elected by the holders of the Preferred Shares and the Voting Parity Stock. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created by such a removal may be filled, only by the affirmative vote of the holders a majority of the outstanding Preferred Shares voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office, the remaining Preferred Director may choose a successor who will hold office for the unexpired term of the office in which the vacancy occurred.

The term “Voting Parity Stock” means with regard to any matter as to which the holders of the Preferred Shares are entitled to vote, any series of Parity Stock (as defined under “— Dividends-Priority of Dividends” above) upon which voting rights similar to those of the Preferred Shares have been conferred and are exercisable with respect to such matter. We currently have no outstanding shares of Voting Parity Stock.

Although the Company does not believe the Preferred Shares are considered “voting securities” currently, if they were to become “voting securities” for the purposes of the BHCA, whether because the Company has missed six dividend payments and holders of the Preferred Shares have the right to elect directors as a result, or for other reasons, a holder of 25% of more of the Preferred Shares, or a holder of a lesser percentage of our Preferred Shares that is deemed to exercise a “controlling influence” over us, may become subject to regulation under the BHCA. In addition, if the Preferred Shares become “voting securities”, then (a) any bank holding company or foreign bank that is subject to the BHCA may need approval to acquire or retain more than 5% of the then outstanding Preferred Shares, and (b) any holder (or group of holders acting in concert) may need regulatory approval to acquire or retain 10% or more of the Preferred Shares. A holder or group of holders may also be deemed to control us if they own one-third or more of our total equity, both voting and non-voting, aggregating all shares held by the investor across all classes of stock. Holders of the Preferred Shares should consult their own counsel with regard to regulatory implications.

In addition to any other vote or consent required by North Carolina law or by our Amended and Restated Articles of Incorporation, the vote or consent of the holders of at least 66 2/3% of the outstanding Preferred Shares, voting as a separate class, is required in order to do the following:

•	amend or alter our Amended and Restated Articles of Incorporation or the Certificate of Designations for the Preferred Shares to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of our capital stock ranking senior to the Preferred Shares with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Company; or
•	amend, alter or repeal any provision of our Amended and Restated Articles of Incorporation or the Certificate of Designations for the Preferred Shares in a manner that adversely affects the rights, preferences, privileges or voting powers of the Preferred Shares; or
•	consummate a binding share exchange or reclassification involving the Preferred Shares or a merger or consolidation of the Company with another entity, unless (i) the Preferred Shares remain outstanding or, in the case of a merger or consolidation in which the Company is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) the Preferred Shares remaining outstanding or such preference securities, have such rights, preferences, privileges, voting powers, limitations and restrictions, taken as a whole, as are not materially less favorable than the rights, preferences, privileges, voting powers, limitations and restrictions of the Preferred Shares immediately prior to consummation of the transaction, taken as a whole;

provided, however, that (1) any increase in the amount of our authorized shares of preferred stock, including authorized Preferred Shares necessary to satisfy preemptive or similar rights granted by us to other persons prior to December 23, 2008, and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the Preferred Shares with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Preferred Shares and will not require the vote or consent of the holders of the Preferred Shares.

To the extent holders of the Preferred Shares are entitled to vote, holders of Preferred Shares will be entitled to one vote for each share then held.

The voting provisions described above will not apply if, at or prior to the time when the vote or consent of the holders of the Preferred Shares would otherwise be required, all outstanding Preferred Shares have been redeemed by us or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Preferred Shares to effect the redemption.

Book-Entry Procedures

The Depository Trust Company (the “DTC”) will act as securities depositary for the Preferred Shares. We will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of Preferred Shares sold in the auction. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the Preferred Shares that you purchase, unless DTC’s services are discontinued as described below.

Title to book-entry interests in the Preferred Shares will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the Preferred Shares may be transferred within DTC in accordance with procedures established for these purposes by DTC. Each person owning a beneficial interest in the Preferred Shares must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Preferred Shares.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, including the underwriters, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase Preferred Shares within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for the Preferred Shares on DTC’s records. You, as the actual owner of the Preferred Shares, are the “beneficial owner.” Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts Preferred Shares are credited.

You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased Preferred Shares should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of the holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under our charter, DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Any redemption notices with respect to the Preferred Shares will be sent to Cede & Co. If less than all of the Preferred Shares are being redeemed, DTC will reduce each Direct Participant’s holdings of Preferred Shares in accordance with its procedures.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the Preferred Shares. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts the Preferred Shares are credited to on the record date, which are identified in a listing attached to the omnibus proxy.

Dividends on the Preferred Shares will be made directly to DTC’s nominee (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to the Preferred Shares at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Preferred Shares. In that event, we will print and deliver certificates in fully registered form for Preferred Shares. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue Preferred Shares in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Global Clearance and Settlement Procedures

Initial settlement for the Preferred Shares will be made in immediately available funds. Secondary market trading among DTC’s Participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

AUCTION PROCESS

The following describes the auction process used to determine the public offering price of the Preferred Shares. That process differs from methods traditionally used in other underwritten public offerings. Treasury and the underwriters will determine the public offering price and the allocation of the Preferred Shares in this offering by an auction process conducted by the joint book-running managers, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O’Neill & Partners, L.P., in their capacity as the “auction agents.” This auction process will involve a modified “Dutch auction” mechanic in which the auction agents (working with a number of other brokers) will receive and accept bids from bidders for the Preferred Shares. We have received regulatory approval from the Federal Reserve to submit one or more bids for a portion of the Preferred Shares in the auction. After the auction closes and bids become irrevocable (which will occur automatically at the submission deadline to the extent such bids have not been modified or withdrawn at that time), the auction agents will determine the clearing price for the sale of the Preferred Shares offered hereby and, if Treasury chooses to proceed with the offering, the underwriters will allocate Preferred Shares to the winning bidders. The clearing price for the Preferred Shares may bear little or no relationship to the price that would be established using traditional valuation methods. You should carefully consider the risks described under “Risk Factors — Risk Factors Related to the Auction Process” beginning on page S-23 of this prospectus supplement.

Eligibility and Account Status

In order to participate in the auction process, bidders must have an account with, and submit bids to purchase Preferred Shares through, either an auction agent or one of the network brokers. Brokers that are not network brokers will need to submit their bids, either for their own account or on behalf of their customers, through the auction agents or a network broker. If you wish to bid in the auction and do not have an account with an auction agent or a network broker, you will either need to establish such an account prior to bidding in the auction (which may be difficult to do before the submission deadline) or contact your existing broker and request that it submit a bid through an auction agent or a network broker. Network brokers and other brokers will have deadlines relating to the auction that are earlier than those imposed by the auction agents, as described below under “— The Auction Process — The Bidding Process.”

Because the Preferred Shares are complex financial instruments for which there is no established trading market, the auction agents, each network broker and any other broker that submits bids through the auction agents or any network broker will be required to establish and enforce client suitability standards, including eligibility, account status and size, to evaluate whether an investment in the Preferred Shares is appropriate for any particular investor. Each of them will individually apply its own standards in making that determination, but in each case those standards will be implemented in accordance with the applicable requirements and guidelines of the Financial Industry Regulatory Authority (“FINRA”). If you do not meet the relevant suitability requirements of an auction agent or another broker, you will not be able to bid in the auction. Accounts at an auction agent or any other broker, including broker accounts, are also subject to the customary rules of those institutions. You should contact your brokerage firm to better understand how you may submit bids in the auction process.

An auction agent or network brokers may require bidders (including any brokers that may be bidding on behalf of their customers) to submit additional information, such as tax identification numbers, a valid e-mail address and other contact information, and other information that may be required to establish or maintain an account.

The auction agents and the network brokers, upon request, will provide certain information to you in connection with the offering, including this prospectus supplement and the accompanying prospectus and forms used by such brokers, if any, to submit bids. Additionally, you should understand that:

•	before submitting a bid in the auction, you should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including all the risk factors;

•	the minimum bid price was agreed by the auction agents and Treasury, and we did not participate in that determination and therefore cannot provide any information regarding the factors that Treasury and the auction agents considered in determining the minimum bid price;
•	if valid, irrevocable bids are received for 100% or more of the offered Preferred Shares at the submission deadline, the clearing price will be equal to the highest price at which all of the offered Preferred Shares can be sold in the auction. In this case, the clearing price will be determined based on the number of valid, irrevocable bids at the time of the submission deadline that Treasury decides, in its sole discretion, to accept (it being understood that Treasury must accept bids for 100% of the offered Preferred Shares if it accepts any bid);
•	if valid, irrevocable bids are received for at least half, but less than all, of the offered Preferred Shares at the submission deadline, then Treasury may (but is not required to) sell, at the minimum bid price per share in the auction (which will be deemed the clearing price), the number of Preferred Shares it chooses to sell up to the number of bids received in the auction, so long as at least half of the offered Preferred Shares are sold;
•	if bids are received for less than half of the offered Preferred Shares, Treasury will not sell any Preferred Shares in this offering;
•	if there is little or no demand for the Preferred Shares at or above the public offering price once trading begins, the trading price of the Preferred Shares will decline;
•	the liquidity of any market for the Preferred Shares may be affected by the number of Preferred Shares that Treasury elects to sell in this offering, and the price of the Preferred Shares may decline if the Preferred Shares are illiquid;
•	the auction agents, in their sole discretion, have the right to reconfirm any bid by contacting the purported bidder directly and to impose size limits on the aggregate size of bids that it chooses to accept from any bidder, including network brokers (although the auction agents are under no obligation to reconfirm bids for any reason, except as may be required by applicable securities laws). If you are requested to reconfirm a bid and fail to do so in a timely manner, the auction agents may deem your bid to have been withdrawn, but alternatively may in their discretion choose to accept any such bid even if it has not been reconfirmed;
•	the auction agents may reject any bid that they determine, in their discretion, has a potentially manipulative, disruptive or other adverse effect on the auction process or the offering; and
•	the auction agents will not provide bidders with any information about the bids of other bidders or auction trends, or with advice regarding bidding strategies, in connection with the auction process.

None of the underwriters, Treasury or us have undertaken any efforts to qualify the Preferred Shares for sale in any jurisdiction outside the United States. Except to the limited extent that this offering will be open to certain non-U.S. investors under private placement exemptions in certain countries other than the United States, investors located outside the United States should not expect to be eligible to participate in this offering.

Even if a bidder places a bid in the auction, it may not receive an allocation of the Preferred Shares in the offering for a number of reasons described below. You should consider all the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in determining whether to submit a bid, the number of Preferred Shares you seek to purchase and the price per share you are willing to pay.

The following brokers have agreed to be network brokers for purposes of the auction process: BB&T Capital Markets, a division of Scott & Stringfellow, LLC, Blaylock Robert Van, LLC, Boenning & Scattergood, Inc., Cabrera Capital Markets, LLC, Cantor Fitzgerald & Co., CastleOak Securities, L.P., Compass Point Research & Trading, LLC, D.A. Davidson & Co., Davenport & Co., FBR Capital Markets & Co., FIG Partners, LLC, Guggenheim Securities, Janney Montgomery Scott LLC, Jefferies & Company, Inc., Joseph Gunnar & Co. LLC, Keefe, Bruyette & Woods, Inc., Lebenthal & Co., LLC, M.R. Beal & Company,

Raymond James & Associates, Inc., Smith, Moore & Co., Sterne, Agee & Leach, Inc., Stifel, Nicolaus & Company, Incorporated, TD Ameritrade, Inc., The Williams Capital Group, L.P., Toussaint Capital Partners, LLC and Wedbush Morgan Securities Inc. The network brokers will not share in any underwriting discounts or fees paid by us in connection with the offering of the Preferred Shares but may, subject to applicable FINRA and SEC rules and regulations, charge a separate commission to their own customers.

The Auction Process

The following describes how the auction agents will conduct the auction process:

General

•	The auction will commence at 10:00 a.m., New York City time, on the date specified by the auction agents in a press release issued such day, and will end at 6:30 p.m., New York City time, on the second business day immediately thereafter (the “submission deadline”). Unless you submit your bids through an auction agent, your broker will have an earlier deadline for accepting bids. If a malfunction, technical or mechanical problem, calamity, crisis or other similar event occurs that the auction agents believe may interfere with the auction process, the auction agents may (in consultation with Treasury) decide to extend the auction or cancel and reschedule the auction. The auction agents and the network brokers will advise bidders of any such decision to extend or cancel and reschedule the auction using e-mail, telephone or facsimile, and will attempt to make such notification prior to the time the auction is scheduled to close. If the auction process is extended such that it closes at a later time on the same business day, any bids previously submitted will continue to be valid unless amended or cancelled by the bidder, but if the auction is extended such that it closes on the following business day or later, or is cancelled, all bids will be cancelled at the time of such extension or cancellation.
•	The auction agents and the network brokers will contact potential investors with information about the auction process and how to participate and will solicit bids from prospective investors via electronic message, telephone and facsimile. The minimum bid price is $840.00 per Preferred Share with a minimum size for any bid of one Preferred Share.

The Bidding Process

•	The auction agents and the network brokers will only accept bids in the auction process in increments of whole Preferred Shares; no fractional interests will be sold.
•	No maximum price or auction price range has been established in connection with the auction process, which means that there is no ceiling on the price per share that you or any other bidder can bid in the auction. Each bid must specify a price at or above the minimum bid price of $840.00 (such bid price to be in increments of $0.01) with a minimum bid size of one Preferred Share or such bid will be rejected.
•	Once the auction begins, you may submit your bids either directly through an auction agent or through any network broker. Bids through the network brokers will be aggregated and submitted to the auction agents as single bids at each price increment by those brokers. Bids will only be accepted if they are made on an unconditional basis (i.e., no “all-or-none” bids will be accepted).
•	In connection with submitting a bid, you will be required to provide the following information:
•	the number of Preferred Shares that you are interested in purchasing (only in whole shares — no fractional interests);
•	the price per share you are willing to pay (such bid price to be in increments of $0.01) at or above the minimum bid price of $840.00 per Preferred Share with a minimum size for any bid of one Preferred Share); and
•	any additional information that may be required to enable an auction agent and/or network broker to identify you, confirm your eligibility and suitability for participating in this offering, and, if you submit a successful bid, consummate a sale of Preferred Shares to you.

•	You may submit multiple bids. Canceling one bid does not cancel any other bid. However, as bids are independent, each bid may result in an allocation of Preferred Shares. Consequently, the sum of your bid sizes should be no more than the total number of Preferred Shares you are willing to purchase. In addition, the auction agents may impose size limits on the aggregate size of bids that they choose to accept from any bidder (including any network broker), although the auction agents are under no obligation to do so or to reconfirm bids for any reason, except as may be required by applicable securities laws.
•	At any time prior to the submission deadline, you may modify your bids to increase or decrease the number of Preferred Shares bid for or the price bid per share and may withdraw your bid and reenter the auction. Network brokers, however, will impose earlier submission deadlines than that imposed by the auction agents in order to have sufficient time to aggregate bids received from their respective customers and to transmit the aggregate bid to the auction agents before the auction closes. If you are bidding through a network broker, or another broker that is submitting bids through an auction agent or a network broker, you should be aware of any earlier submission deadlines that may be imposed by your broker.
•	Conditions for valid bids, including eligibility standards and account funding requirements, may vary from broker to broker. Some brokers, for example, may require a prospective investor to maintain a minimum account balance or to ensure that its account balance is equal to or in excess of the amount of its bid. No funds will be transferred to the underwriters until the acceptance of the bid and the allocation of Preferred Shares.
•	A bid received by an auction agent or any network broker involves no obligation or commitment of any kind prior to the submission deadline. Therefore, you will be able to withdraw a bid at any time prior to the submission deadline (or any deadline imposed by a network broker, if you are bidding through a network broker). Following the submission deadline, however, all bids that have not been modified or withdrawn by you prior to the submission deadline will be considered final and irrevocable and may be accepted. The auction agents and Treasury will rely on your bid in setting the public offering price and in sending notices of acceptance to successful bidders.
•	If you are requested to reconfirm a bid and fail to do so in a timely manner, the auction agents may deem your bid to have been withdrawn. The auction agents may, however, choose to accept your bid even if it has not been reconfirmed.
•	The auction agents may reject any bid that they determine, in their discretion, has a potentially manipulative, disruptive or other adverse effect on the auction process or the offering.
•	The auction agents will not provide bidders with any information about the bids of other bidders or auction trends, or with advice regarding bidding strategies, in connection with the auction process.
•	No funds will be transferred to the underwriters until the acceptance of the bid and the allocation of the Preferred Shares. However, the auction agents or any network broker may require you to deposit funds or securities in your brokerage accounts with value sufficient to cover the aggregate dollar amount of your bids. Bids may be rejected if you do not provide the required funds or securities within the required time. The auction agents or any network broker may, however, decide to accept successful bids regardless of whether you have deposited funds or securities in your brokerage accounts. In any case, if you are a successful bidder, you will be obligated to purchase the Preferred Shares allocated to you in the allocation process and will be required to deposit funds in your brokerage accounts prior to settlement, which is expected to occur three or four business days after the notices of acceptance are sent to you.

Pricing and Allocation

•	The auction agents will manage the master order book that will aggregate all bids and will include the identity of the bidders (or their brokers, in the case of bids submitted through a network broker). The master order book will not be available for viewing by bidders. Bidders whose bids are accepted will be informed about the result of their bids.

•	If valid, irrevocable bids are received for 100% or more of the offered Preferred Shares, the clearing price will be equal to the highest price at which all of the offered Preferred Shares can be sold in the auction. In this case, the clearing price will be determined based on the number of valid, irrevocable bids at the time of the submission deadline that Treasury decides, in its sole discretion, to accept (it being understood that Treasury must accept bids for 100% of the offered Preferred Shares if it accepts any bid). If valid, irrevocable bids for 100% or more of the offered Preferred Shares are received, any accepted bids submitted in the auction above the clearing price will receive allocations in full, while each bid submitted at the clearing price will be allocated the number of Preferred Shares represented by such bids, in the case bids for 100% of the offered Preferred Shares are received, or a number of Preferred Shares approximately equal to the pro-rata allocation percentage multiplied by the number of Preferred Shares represented by such bid, rounded to the nearest whole number of Preferred Shares (subject to rounding to eliminate odd-lots), in the case bids for more than 100% of the offered Preferred Shares are received.
•	If valid, irrevocable bids are received for at least half, but less than all, of the offered Preferred Shares at the submission deadline, then Treasury may (but is not required to) sell, at the minimum bid price in the auction (which will be deemed the clearing price), the number of Preferred Shares it chooses to sell up to the number of bids received in the auction, so long as at least half of the offered Preferred Shares are sold, and in such a case if Treasury chooses to sell fewer Preferred Shares than the number of Preferred Shares for which bids were received, then all bids will experience equal pro-rata allocation.
•	If bids are received for less than half of the offered Preferred Shares, Treasury will not sell any Preferred Shares in this offering.
•	Unless Treasury decides not to sell any Preferred Shares or as otherwise described below, all Preferred Shares will be sold to bidders at the clearing price plus accrued dividends thereon.
•	Promptly after the auction agents determine the clearing price, they will communicate that clearing price to Treasury. Treasury may decide not to sell any Preferred Shares after the clearing price is determined or, in the case where bids are reserved for at least half, but less than all, of the offered Preferred Shares, may decide to sell only a portion (but not less than half) of the offered Preferred Shares. Once Treasury confirms its acceptance of the clearing price and the number of Preferred Shares to be sold, the auction agents will confirm allocations of Preferred Shares to its clients and the network brokers. The underwriters will sell all Preferred Shares at the same price per share plus accrued dividends.
•	If Treasury elects to sell Preferred Shares in the offering, allocation of the Preferred Shares will be determined by, first, allocating Preferred Shares to any bids made above the clearing price, and second, allocating Preferred Shares (on a pro-rata basis if appropriate) among bids made at the clearing price. Any pro-rata allocation percentage for bids made at the clearing price will be determined by dividing the number of Preferred Shares to be allocated at the bidding increment equal to the clearing price by the number of Preferred Shares represented by bids at that bidding increment. Each accepted bid submitted at the clearing price will be allocated a number of Preferred Shares approximately equal to the pro-rata allocation percentage multiplied by the number of Preferred Shares represented by its bid, rounded to the nearest whole number of Preferred Shares. In no case, however, will any rounded amount exceed the original bid size.
•	After Treasury confirms its acceptance of the clearing price and the number of Preferred Shares to be sold, the auction agents and each network broker that has submitted successful bids will notify you, in the event your bids have been accepted by Treasury, by electronic message, telephone, facsimile or otherwise that the auction has closed and that your bids have been accepted by Treasury (subject, in some cases, to pro-ration, as described in this prospectus supplement). They may also provide you with a preliminary allocation estimate, which will be subsequently followed by a final allocation and confirmation of sale. In the event your bids are not accepted, you may be notified that your bids have not been accepted. As a result of the varying delivery times involved in sending e-mails over the Internet and other methods of delivery, you may receive notices of acceptance before or after other bidders.
•	The clearing price and number of Preferred Shares to be sold are expected to be announced via press release on the business day following the end of the auction. The price will also be included in the notice of acceptance and the confirmation of sale that will be sent to successful bidders, and will also be included in the final prospectus supplement for the offering.
•	Sales to investors will be settled through your account with the broker through which your bid was submitted.
•	If you submit bids that are accepted by Treasury, you will be obligated to purchase the Preferred Shares allocated to you regardless of whether you are aware that the notice of acceptance of your bid has been sent. Once an underwriter has sent out a notice of acceptance and confirmation of sale, it will not cancel or reject your bid. The auction agents and Treasury will rely on your bid in setting the public offering price and in sending notices of acceptance to successful bidders. As a result, you will be responsible for paying for all of the Preferred Shares that are finally allocated to you at the public offering price.

You should carefully review the procedures of, and communications from, the institution through which you bid to purchase Preferred Shares.

Auction Process Developments

You should keep in contact with the institution through which your bid has been submitted and monitor your relevant e-mail accounts, telephone and facsimile for notifications related to this offering, which may include:

•	Potential Request for Reconfirmation. The auction agents, in their sole discretion, may ask you to reconfirm your bid by directly contacting you (or your broker, if you submitted your bid through a broker other than an auction agent), although the auction agents are under no obligation to reconfirm bids for any reason, except as may be required by applicable securities laws. If you are requested to reconfirm a bid and fail to do so in a timely manner, the auction agents may deem your bid to have been withdrawn. The auction agents may, however, choose to accept your bid even if it has not been reconfirmed.
•	Notice of Acceptance. Notification as to whether any of your bids are successful and have been accepted by Treasury. This notification will include the final clearing price. If your bids have been accepted by Treasury, you will be informed about the results of the auction process.

SELLING SHAREHOLDER

The table below sets forth information concerning the resale of the Preferred Shares by Treasury. We will not receive any proceeds from the sale of any Preferred Shares sold by Treasury. Our operations are regulated by various U.S. governmental authorities, including in certain respects by Treasury. Other than through its role as a regulator and the acquisition of the Preferred Shares, Treasury has not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

Treasury acquired the Preferred Shares as part of the Troubled Asset Relief Program, which was established pursuant to the EESA. EESA was enacted into law on October 3, 2008 to restore confidence and stabilize the volatility in the U.S. banking system and to encourage financial institutions to increase their lending to customers and to each other.

The following description was provided by Treasury and is derived from the website of Treasury. Treasury is the executive agency of the United States government responsible for promoting economic prosperity and ensuring the financial security of the United States. Treasury is responsible for a wide range of activities, such as advising the President of the United States on economic and financial issues, encouraging sustainable economic growth and fostering improved governance in financial institutions. Treasury operates and maintains systems that are critical to the nation’s financial infrastructure, such as the production of coin and currency, the disbursement of payments to the American public, revenue collection and the borrowing of funds necessary to run the federal government. Treasury works with other federal agencies, foreign governments, and international financial institutions to encourage global economic growth, raise standards of living and, to the extent possible, predict and prevent economic and financial crises. Treasury also performs a critical and far-reaching role in enhancing national security by implementing economic sanctions against foreign threats to the United States, identifying and targeting the financial support networks of national security threats and improving the safeguards of our financial systems. In addition, under the EESA, Treasury was given certain authority and facilities to restore the liquidity and stability of the financial system.

The doctrine of sovereign immunity, as limited by the FTCA, provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The FTCA bars claims for fraud or misrepresentation. The courts have held, in cases involving federal agencies and instrumentalities, that the United States may assert its sovereign immunity to claims brought under the federal securities laws. Thus, any attempt to assert a claim against Treasury alleging a violation of the federal securities laws, including the Securities Act and the Exchange Act, resulting from an alleged material misstatement in or material omission from this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus are a part, or any other act or omission in connection with the offering to which this prospectus supplement and the accompanying prospectus relate, likely would be barred. In addition, Treasury and its members, officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof. The underwriters are not claiming to be agents of Treasury in this offering. Accordingly, any attempt to assert such a claim against the members, officers, agents or employees of Treasury for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus are a part or resulting from any other act or omission in connection with the offering to which this prospectus supplement and the accompanying prospectus relates likely would be barred. See “Risk Factors — Treasury is a federal agency and your ability to bring a claim against Treasury under the federal securities laws in connection with a purchase of Preferred Shares may be limited.”

The table below sets forth information with respect to the number of Preferred Shares beneficially owned by Treasury as of June 27, 2012, the number of Preferred Shares being offered by Treasury in this offering, and the number of Preferred Shares to be beneficially owned by Treasury after this offering. The percentages below are calculated based on 25,054 Preferred Shares issued and outstanding as of June 27, 2012.

	Beneficial Ownership Prior to the Offering(1)(2)			Beneficial Ownership After the Offering
Name and Address of Beneficial Owner	Number of Preferred Shares Beneficially Owned(1)	Percent	Preferred Shares Being Offered	Number of Preferred Shares Beneficially Owned(1)(2)	Percent
United States Department of the Treasury 1500 Pennsylvania Avenue, N.W. Washington, D.C. 20220	25,054	100%	25,054	0	0%

(1)	In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any Preferred Shares over which such person has voting or investment power and of which such person has the right to acquire beneficial ownership within 60 days.
(2)	Treasury also owns a warrant to purchase 357,234 shares of our common stock.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences applicable to “U.S. holders” and “non-U.S. holders” (each as defined below) with respect to the purchase, ownership and disposition of the Preferred Shares. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), Treasury regulations and judicial and administrative authority, all of which are subject to differing interpretations or change, possibly with retroactive effect. This summary is limited to investors who will hold the Preferred Shares as capital assets and does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances. This discussion does not address the tax consequences to investors who are subject to special tax rules, such as banks and other financial institutions, insurance companies, governments and governmental entities, broker-dealers, partnerships and their partners, tax-exempt organizations, investors that will hold the Preferred Shares as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes, U.S. expatriates, or U.S. holders that have a functional currency that is not the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not address any alternative minimum tax consequences or any state, local or non-U.S. tax consequences. Each prospective investor is urged to consult its own tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of the purchase, ownership, and disposition of the Preferred Shares.

For purposes of this summary, you are a “U.S. holder” if you are a beneficial owner of the Preferred Shares and you are for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it (A) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. You are a “non-U.S. holder” if you are a beneficial owner of the Preferred Shares that is an individual, corporation, estate or trust that is not a U.S. holder.

If a partnership (including any other entity treated as a partnership for U.S. federal income tax purposes) is a holder of the Preferred Shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding Preferred Shares, you should consult your own tax advisors as to the particular U.S. federal income tax consequences of the purchase, ownership and disposition of the Preferred Shares.

U.S. Holders

Distributions on the Preferred Shares.  In general, if distributions are made with respect to the Preferred Shares, the distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. Any portion of a distribution in excess of our current and accumulated earnings and profits is treated first as a nontaxable return of capital reducing your tax basis in the Preferred Shares. Any amount in excess of your tax basis is treated as capital gain, the tax treatment of which is discussed below under “Sale or Redemptions of the Preferred Shares.”

Dividends received by individual holders of the Preferred Shares will generally be subject to a reduced maximum tax rate of 15% if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. The rate reduction does not apply to dividends that are paid to individual stockholders with respect to Preferred Shares that are held for 60 days or less during the 121-day period beginning on the date which is 60 days before the date on which the Preferred Shares become ex-dividend. Furthermore, the rate reduction does not apply to dividends received to the extent that an individual holder elects to treat the dividends as “investment income” for purposes of determining the holder’s limit for the deduction of investment interest under Section 163(d) of the Code. The 15% dividend rate is scheduled to expire December 31, 2012, at which time the rate will revert back to ordinary income rates previously in effect and applicable to dividends unless the Code is amended to provide for a different rate. In addition, under the

Health Care and Education Reconciliation Act of 2010, dividends received after December 31, 2012 by U.S. holders that are individuals could be subject to the 3.8% tax on net investment income. You should consult your own tax advisors regarding the implications of these rules in light of your particular circumstances.

Dividends received by corporate holders of the Preferred Shares may be eligible for a dividends received deduction equal to 70% of the amount of the distribution, subject to applicable limitations, including limitations related to “debt financed portfolio stock” under Section 246A of the Code and to the holding period requirements of Section 246 of the Code. In addition, any amount received by a corporate holder that is treated as a dividend may, depending on the circumstances, constitute an “extraordinary dividend” subject to the provisions of Section 1059 of the Code (except as may otherwise be provided in Treasury regulations yet to be promulgated). Under Section 1059, a corporate holder that has held shares for two years or less before the dividend announcement date generally must reduce the tax basis of all of the holder’s shares (but not below zero) by the “non-taxed portion” of any “extraordinary dividend” and, if the non-taxed portion exceeds the holder’s tax basis for the shares, must treat any excess as gain from the sale or exchange of the shares in the year the payment is received. Individual holders of Preferred Shares that receive any “extraordinary dividends” that are treated as “qualified dividend income” (as discussed above) will be required to treat any losses on the sale of such Preferred Shares as long-term capital losses to the extent of such dividends. We strongly encourage you to consult your own tax advisor regarding the extent, if any, to which these provisions may apply to you in light of your particular facts and circumstances.

Sale or Redemption of the Preferred Shares.  On the sale or exchange of the Preferred Shares to a party other than us, you generally will realize capital gain or loss in an amount equal to the difference between (a) the amount of cash and the fair market value of any property you receive on the sale and (b) your tax basis in the Preferred Shares. We strongly encourage you to consult your own tax advisors regarding applicable rates, holding periods and netting rules for capital gains and losses in light of your particular facts and circumstances. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

On the redemption of Preferred Shares by us, your surrender of the Preferred Shares for the redemption proceeds will be treated either as a payment received upon sale or exchange of the Preferred Shares or as a distribution with respect to all of your equity interests in us. Resolution of this issue will turn on the application of Section 302 of the Code to your individual facts and circumstances.

The redemption will be treated as gain or loss from the sale or exchange of Preferred Shares (as discussed above) if:

•	the redemption is “substantially disproportionate” with respect to you within the meaning of Section 302(b)(2) of the Code;
•	your interest in the Preferred Shares and any other equity interest in us is completely terminated (within the meaning of Section 302(b)(3) of the Code) as a result of such redemption; or
•	the redemption is “not essentially equivalent to a dividend” (within the meaning of Section 302(b)(1) of the Code). In general, redemption proceeds are “not essentially equivalent to a dividend” if the redemption results in a “meaningful reduction” of your interest in the issuer.

In determining whether any of these tests has been met, you must take into account not only the Preferred Shares and other equity interests in us that you actually own, but also shares and other equity interests that you constructively own within the meaning of Section 318 of the Code.

If none of the above tests giving rise to sale or exchange treatment is satisfied, then a payment made in redemption of the Preferred Shares will be treated as a distribution that is subject to the tax treatment described above under “Distributions on the Preferred Shares.” The amount of the distribution will be equal to the amount of cash and the fair market value of property you receive without any offset for your tax basis in the Preferred Shares. Your tax basis in the redeemed Preferred Shares should be transferred to your remaining Preferred Shares. If, however, you have no remaining Preferred Shares, your basis could be lost.

Any redemption proceeds that are attributable to any declared but unpaid dividends on the Preferred Shares will generally be subject to the rules described above under “U.S. Holders — Distributions on the Preferred Shares.”

We strongly encourage you to consult your own tax advisor regarding: (a) whether a redemption payment will qualify for sale or exchange treatment under Section 302 of the Code or, alternatively, will be characterized as a distribution; and (b) the resulting tax consequences to you in light of your individual facts and circumstances.

Information Reporting and Backup Withholding.  Information reporting will generally apply to noncorporate U.S. holders with respect to payments of dividends on the Preferred Shares and to certain payments of proceeds on the sale or other disposition of the Preferred Shares. Certain noncorporate U.S. holders may be subject to U.S. backup withholding (currently at a rate of 28%) on payments of dividends on the Preferred Shares and certain payments of proceeds on the sale or other disposition of the Preferred Shares unless the beneficial owner of the Preferred Shares furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

U.S. backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. holder’s U.S. federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the Internal Revenue Service (the “IRS”).

Non-U.S. Holders

Distributions on the Preferred Shares.  Distributions treated as dividends as described above under “U.S. Holders — Distributions on the Preferred Shares” paid to a non-U.S. holder of the Preferred Shares will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, distributions that are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such distributions are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

For purposes of obtaining a reduced rate of withholding under an income tax treaty or an exemption from withholding for dividends effectively connected to a U.S. trade or business, a non-U.S. holder will generally be required to provide a U.S. taxpayer identification number as well as certain information concerning the holder’s country of residence and entitlement to tax benefits. A non-U.S. holder can generally meet the certification requirements by providing a properly executed IRS Form W-8BEN (if the holder is claiming the benefits of an income tax treaty) or Form W-8ECI (if the dividends are effectively connected with a trade or business in the United States) or suitable substitute form.

Sale or Redemption of the Preferred Shares.  A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange, redemption (except as discussed below) or other disposition of the Preferred Shares except for (i) certain non-resident alien individuals that are present in the United States for 183 or more days in the taxable year of the sale or disposition, (ii) gain that is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if a tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States), (iii) non-U.S. holders that are subject to tax pursuant to certain provisions of U.S. federal income tax law applicable to certain expatriates, and (iv) gain if we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

We would not be treated as a “United States real property holding corporation” if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interest in real property solely in a capacity as a creditor. To the extent that we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and a non-U.S. holder was not eligible for a treaty exemption, any gain on the sale of our Preferred Shares would be treated as effectively connected with a trade or business within the United States and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS. Gain that is treated as effectively connected with a trade or business within the United States will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder was a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected income received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

We believe that we are not currently and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

A payment made to a non-U.S. holder in redemption of the Preferred Shares may be treated as a dividend, rather than as a payment in exchange for such stock, in the circumstances discussed above under “U.S. Holders — Sale or Redemption of the Preferred Shares,” in which event such payment would be subject to tax as discussed above under “— Distributions on the Preferred Shares.” Prospective investors should consult their own tax advisors to determine the proper tax treatment of any payment received in redemption of the Preferred Shares.

Information Reporting and Backup Withholding.  Information returns will be filed with the IRS reporting payments of dividends on the Preferred Shares and the amount of tax, if any, withheld with respect to those payments. Copies of information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. Unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the Preferred Shares and the non-U.S. holder may be subject to U.S. backup withholding on dividend payments on the Preferred Shares or on the proceeds from a sale or other disposition of the Preferred Shares. Satisfaction of the certification procedures required to claim a reduced rate of withholding under a treaty described above in the section titled “Distributions on the Preferred Shares” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

New Legislation Relating to Foreign Accounts

Legislation enacted in 2010 may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities after December 31, 2012. The legislation generally imposes a 30% withholding tax on dividends on or gross proceeds from the sale or other disposition of Preferred Shares paid to a foreign financial institution unless the foreign financial institution enters into an agreement with Treasury to among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. In addition, the legislation generally imposes a 30% withholding tax on the same types of payments to a foreign non-financial entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. Under recently issued IRS guidance, these rules generally would apply to payments of dividends on the Preferred Shares made after December 31, 2013, and payments of gross proceeds from a disposition of the Preferred Shares made after December 31, 2014. Prospective investors should consult their tax advisors regarding this legislation.

UNDERWRITING

Treasury is offering the Preferred Shares through Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O’Neill & Partners, L.P. as representatives of the several underwriters. The terms and conditions set forth in the underwriting agreement, dated June 27, 2012, govern the sale and purchase of the Preferred Shares. Each underwriter named below has severally agreed to purchase from Treasury, and Treasury has agreed to sell to such underwriter, the number of Preferred Shares set forth opposite the name of each underwriter below at the public offering price less the underwriting discounts set forth on the cover page of this prospectus supplement.

Underwriter	Number of Preferred Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	11,588
Sandler O’Neill & Partners, L.P.	11,588
Great Pacific Fixed Income Securities, Inc.	626
Loop Capital Markets LLC	626
Samuel A. Ramirez & Company, Inc.	626
Total	25,054

The underwriting agreement provides that the obligations of the several underwriters to purchase the Preferred Shares offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the Preferred Shares that Treasury determines to sell, if any are purchased. The number of Preferred Shares that Treasury may determine to sell will depend, in part, upon the success of the auction process. See “Auction Process — The Auction Process — Pricing and Allocation.”

The underwriters plan to offer the Preferred Shares for sale pursuant to the auction process described above under “Auction Process.” Preferred Shares sold by the underwriters to the public will be sold at the clearing price determined through that auction process plus accrued dividends thereon. During the auction period, bids may be placed for Preferred Shares at any price in increments of $0.01. The offering of the Preferred Shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. As described under “Auction Process,” Treasury may decide not to sell any Preferred Shares in the auction process, regardless of the clearing price set in the auction process.

The underwriters are committed to purchase and pay for all such Preferred Shares, if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or this offering may be terminated. The underwriting agreement provides that the obligations of the underwriters are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of the events specified in the underwriting agreement.

The following table shows the per share and total underwriting discounts and commissions that the underwriters will receive and the proceeds Treasury will receive.

Preferred Shares	Per Share	Total
Price to public(1)	$933.3600	$23,384,401.4400
Underwriting discounts and commissions to be paid by Treasury(2)	$14.0004	$350,766.0200
Proceeds to Treasury(1)	$919.3596	$23,033,635.4200

(1)	Plus accrued dividends from and including May 15, 2012.
(2)	Treasury has agreed to pay all underwriting discounts and commissions and transfer taxes. We have agreed to pay all transaction fees, if any, applicable to the sale of the Preferred Shares and certain fees and disbursements of counsel for Treasury incurred in connection with this offering.

We estimate that the total expenses of this offering, other than the underwriting discounts and commissions and transfer taxes, if any, will be approximately $88,301.88 and are payable by us.

Restriction on Sales of Securities

We and Treasury have agreed, for the period beginning on and including the date of this prospectus supplement through and including the date that is 30 days after the date of this prospectus supplement, that we will not, without the prior written consent of the representatives, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of preferred stock or any securities convertible into, or exercisable or exchangeable, for preferred stock or file any registration statement under the 1933 Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of preferred stock.

The restrictions described in the immediately preceding paragraph will not apply to sales by Treasury of any of our Preferred Shares back to us. The underwriters may, in their sole discretion and at any time and from time to time, without notice, release all or any portion of the Preferred Shares and other securities from the foregoing restrictions.

Indemnity

We have agreed to indemnify Treasury and the underwriters and persons who control the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of these liabilities.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions.

Stabilizing transactions permit bids to purchase Preferred Shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of Preferred Shares while this offering is in progress.

These stabilizing transactions may have the effect of raising or maintaining the market price of our Preferred Shares or preventing or retarding a decline in the market price of our Preferred Shares. As a result, the price of our Preferred Shares in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our Preferred Shares. These transactions may be effected in the open market or otherwise and, if commenced, may be discontinued at any time.

Listing

The Preferred Shares will not be listed for trading on any stock exchange or available for quotation on any national quotation system.

Selling Restrictions

United Kingdom

Each underwriter shall be deemed to have represented, warranted and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Preferred Shares in circumstances in which Section 21(1) of the FSMA does not apply to our company; and
•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Preferred Shares in, from or otherwise involving the United Kingdom.

This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, unincorporated associations and other persons, falling within Article

49(2)(a) to (d) of the Order or (iv) other persons to whom it may be lawfully communicated in accordance with the Order (all such persons together being referred to as “relevant persons”). The Preferred Shares are only available to, and investment activity will only be engaged in with, relevant persons. Any person that is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus or either of their respective contents.

European Economic Area

In relation to each Member State of the European Economic Area (the “EEA”) that has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any Preferred Shares that are the subject of the offering contemplated in this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Preferred Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150 natural or legal persons (other than “qualified investors,” as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of the Preferred Shares shall result in a requirement for us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer to the public of any Preferred Shares” in relation to the Preferred Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Preferred Shares to be offered so as to enable an investor to decide to purchase the Preferred Shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Conflict of Interest; Other Relationships

From time to time, the underwriters and their affiliates have provided, and may continue to provide, investment banking and other financial advisory services to us in the ordinary course of their businesses, and have received, and may continue to receive, compensation for such services.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the Preferred Shares offered by this prospectus supplement and certain other legal matters will be passed upon for us by Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. The underwriters are represented by Sidley Austin llp, New York, New York.

EXPERTS

Our consolidated financial statements as of December 31, 2011 and 2010 and for each of the years in the three-year period ended December 31, 2011 have been incorporated by reference in this prospectus supplement and the accompanying prospectus in reliance upon the report of Porter Keadle Moore, LLC, registered independent public accountants, incorporated by reference herein and therein and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

25,054 SHARES OF FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A LIQUIDATION PREFERENCE AMOUNT $1,000 PER SHARE

357,234 SHARES OF COMMON STOCK AND A WARRANT TO PURCHASE SUCH SHARES

This prospectus relates to the potential resale from time to time by selling securityholders of 25,054 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), liquidation preference amount $1,000 per share, a warrant to purchase 357,234 shares of our Common Stock (the “Warrant”), and any shares of our Common Stock issuable from time to time upon exercise of the Warrant. In this prospectus, we sometimes refer to the shares of Series A Preferred Stock as the “Preferred Shares,” and along with the Warrant and the shares of Common Stock issuable upon exercise of the Warrant, collectively as the “securities”. We issued the Preferred Shares and the Warrant to the United States Department of the Treasury (“Treasury”) on December 23, 2008, as part of Treasury’s Troubled Asset Relief Program Capital Purchase Program (the “CPP”) in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

Dividends on the Preferred Shares are payable quarterly in arrears on each February 15, May 15, August 15 and November 15. The initial dividend rate is 5% per annum for the first five years, and will increase to 9% per annum on and after February 15, 2014 if not otherwise redeemed earlier by us. We may redeem the Preferred Shares, at any time, in whole or in part, at our option, subject to prior approval by the appropriate federal banking agency, for cash, for a redemption price equal to 100% of the liquidation preference amount per Preferred Share plus any accrued and unpaid dividends up to but excluding the date of redemption.

The initial selling securityholder and its successors, including transferees, to which we collectively refer as the selling shareholders, may offer the Preferred Shares and/or the Warrant from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices, at negotiated prices or at prices determined by auction or by other methods. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions. We will not receive any proceeds from the sale of securities by the selling securityholders.

Neither the Preferred Shares nor the Warrant are listed on any exchange. Unless requested by the initial selling stockholder, we do not intend to list the Preferred Shares on any exchange. We do not intend to list the Warrant on any exchange. Our Common Stock is traded on the NASDAQ Global Market under the symbol “PEBK.” On June 22, 2012, the last reported sale price of our Common Stock on the NASDAQ Global Market was $8.02 per share. You are urged to obtain a current market quotation of our Common Stock.

Investing in the securities involves risks. You should read the “Risk Factors” section beginning on page 6 of this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2011 before making a decision to invest in the securities.

None of the Securities and Exchange Commission (the “SEC”), the Federal Deposit Insurance Corporation (the “FDIC”), the Board of Governors of the Federal Reserve System (the “Federal Reserve”), any state securities commission or any other federal or state bank regulatory agency has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The securities are not savings accounts, deposits, or other obligations of any bank and are not insured by the FDIC or any other governmental agency.

The date of this prospectus is June 25, 2012

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, the selling securityholders may, from time to time, sell in one or more offerings, the securities described in this prospectus.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders. The prospectus supplement may add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. We urge you to read both this prospectus and, if applicable, any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference” on pages 1 and 2 in this prospectus.

In this prospectus, we frequently use the terms “we,”“us,” and “ours” to refer to Peoples Bancorp of North Carolina, Inc. (“Peoples” or the “Company”) and its subsidiaries.

You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of such documents. Neither the delivery of this prospectus or any applicable prospectus supplement nor any distribution of securities pursuant to such documents creates any implication, under any circumstances, that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or in our affairs since the date of this prospectus or any applicable prospectus supplement.

FORWARD-LOOKING STATEMENTS

This prospectus includes, and any accompanying prospectus supplement and documents incorporated by reference may contain, “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “endeavor,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “potential,” “predict,” “pro-forma,” “project,” “seek,” “should,” “will” and other similar words and expressions of future intent.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, (1) competition in the markets we serve, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environments and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in other filings with the SEC, including but not limited to those described in our Annual Report on Form 10-K for the year ended December 31, 2011.

We do not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements. Further information on other factors that could affect us is included in the SEC filings incorporated by reference in this prospectus. See also “Risk Factors” contained herein and therein.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of a U.S. listed company. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov or on our website at www.peoplesbanknc.com under “Investor Relations.” Except for these incorporated documents, information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus.

This prospectus is part of a registration statement filed with the SEC and does not contain all of the information included in the registration statement. For a more complete understanding of this offering, you should refer to the complete registration statement, including exhibits, on Form S-1 that may be obtained as described above. Whenever a reference is made in this prospectus or any prospectus supplement to any contract or other document of ours, you should refer to the exhibits that are a part of the registration statement for a copy of the referenced contract or document. Statements contained in this prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents filed separately with the SEC. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference the documents listed below, except to the extent that any information contained in those documents is deemed “furnished” in accordance with SEC rules. The documents we incorporate by reference, all of which we have previously filed with the SEC, include:

•	Our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 27, 2012;
•	Our Quarterly Report on Form 10-Q for the period ended March 31, 2012, filed with the SEC on May 3, 2012;
•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 2, 2012; and
•	Our Current Reports on Form 8-K filed with the SEC on January 30, 2012, April 23, 2012, May 7, 2012 and June 15, 2012.

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in a later document or in this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

You may request a copy of any of these incorporated documents at no cost, by contacting our Corporate Treasurer, A. Joseph Lampron, Jr. at jlampron@peoplesbanknc.com, or at the following address or telephone number: Peoples Bancorp of North Carolina, Inc., 518 West C Street, Newton, North Carolina 28658, telephone: (828) 464-5620.

These incorporated documents may also be available on our website at www.peoplesbanknc.com. Except for these incorporated documents, information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus.

SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus and may not contain all the information that you need to consider in making your investment decision to purchase the securities. You should carefully read this entire prospectus, as well as the information incorporated by reference herein and therein, before deciding whether to invest in the securities. You should carefully consider the sections entitled “Risk Factors” in this prospectus and the documents incorporated by reference herein and therein to determine whether an investment in the securities is appropriate for you.

The Company

Peoples Bancorp of North Carolina, Inc. is a registered bank holding company incorporated under the laws of North Carolina, and headquartered in Newton, North Carolina. Formed in 1999 to serve as the holding company for Peoples Bank, our principal source of income is dividends received from Peoples Bank. The bank, formed in 1912, is a North Carolina chartered commercial bank that serves the Catawba Valley and surrounding communities through 22 banking offices, including four offices focused on serving the Latino population under the name Banco de la Gente.

As of March 31, 2012, we had total consolidated assets of $1.1 billion, net loans of $641.7 million, deposits of $807.8 million, investment securities of $305.5 million, and shareholders’ equity of $104.4 million.

Our Common Stock is listed on the NASDAQ Global Market under the symbol “PEBK.” Our principal executive offices are located at 518 West C Street, Newton, North Carolina 28658. Our telephone number is (828) 464-5620. Our website is www.peoplesbanknc.com. Except for documents expressly incorporated herein, information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus.

Additional information about us can be found in our Annual Report on Form 10-K for the year ended December 31, 2011 and other documents we have filed with the SEC that are incorporated herein by reference. See “Where You Can Find More Information” and “Incorporation by Reference.”

Securities Being Offered

On December 23, 2008, pursuant to the Treasury’s Troubled Asset Relief Program Capital Purchase Program, we sold to the Treasury 25,054 shares of our Series A Preferred Stock, liquidation preference amount $1,000 per share, for an aggregate purchase price of $25,054,000, and concurrently issued to the Treasury a ten-year Warrant to purchase up to 357,234 shares of our Common Stock at an exercise price of $10.52 per share. The issuance of the Series A Preferred Stock and the Warrant were completed in a private placement to the Treasury exempt from the registration requirements of the Securities Act. We were required under the terms of the related Securities Purchase Agreement between us and the Treasury to register for resale the shares of the Series A Preferred Stock, the Warrant and the shares of our Common Stock underlying the Warrant. The terms of the Series A Preferred Stock, the Warrant and our Common Stock are described under “Description of Series A Preferred Stock,”“Description of Warrant to Purchase Common Stock,” and “Description of Common Stock.”

The Securities Purchase Agreement and the letter agreement are attached as Exhibit 10.1 to our Current Report on Form 8-K filed on December 29, 2008, and incorporated into this prospectus by reference. See “Where You Can Find More Information” and “Incorporation by Reference.”

Summary Consolidated Financial Data

The following tables present our selected consolidated financial data as of or for each of the five years ended December 31, 2011, and as of and for the three months ended March 31, 2012 and 2011. Financial data as of or for each of the five years ended December 31, 2011 is derived from our audited consolidated financial statements. Financial data as of or for the three months ended March 31, 2012 and 2011 is unaudited. However, in the opinion of our management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. No adjustments were made other than normal recurring entries. The results of operations for the three months ended March 31, 2012 are not necessarily indicative of the results of operations that may be expected for the entire year.

You should read these tables together with the historical consolidated financial information contained in our consolidated financial statements and related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2011, which has been filed with the SEC and is incorporated by reference in this prospectus.

Summary Consolidated Financial Data
Dollars in Thousands Except Per Share Amounts

	At or for the three months ended March 31,		At or for the years ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Summary of Operations
Interest income	$10,362	11,558	45,259	47,680	50,037	56,322	61,732
Interest expense	2,218	3,044	10,946	14,348	17,187	23,526	27,585
Net interest earnings	8,144	8,514	34,313	33,332	32,850	32,796	34,147
Provision for loan losses	2,049	2,950	12,632	16,438	10,535	4,794	2,038
Net interest earnings after provision for loan losses	6,095	5,564	21,681	16,894	22,315	28,002	32,109
Non-interest income	3,380	3,602	14,513	13,884	11,823	10,495	8,816
Non-interest expense	7,271	7,400	29,572	28,948	29,883	28,893	25,993
Earnings before taxes	2,204	1,766	6,622	1,830	4,255	9,604	14,932
Income taxes	545	405	1,463	(11)	1,339	3,213	5,340
Net earnings	1,659	1,361	5,159	1,841	2,916	6,391	9,592
Dividends and accretion of preferred stock	348	348	1,393	1,394	1,246	—	—
Net earnings available to common shareholders	$1,311	1,013	3,766	447	1,670	6,391	9,592
Selected Period Ending Balances
Assets	$1,053,327	1,072,046	1,067,063	1,067,652	1,048,494	968,762	907,262
Available for sale securities	299,303	271,570	321,388	272,449	195,115	124,916	120,968
Loans, net	641,731	695,756	653,893	710,667	762,643	770,163	713,174
Mortgage loans held for sale	6,256	2,415	5,146	3,814	2,840	—	—
Interest-earning assets	994,267	1,009,447	1,004,131	1,010,983	988,017	921,101	853,878
Deposits	807,799	838,980	827,111	838,712	809,343	721,062	693,639
Interest-bearing liabilities	941,897	957,330	820,452	850,233	826,838	758,334	718,870
Shareholders' equity	104,406	97,201	103,027	96,858	99,223	101,128	70,102
Shares outstanding*	5,544,160	5,542,703	5,544,160	5,541,413	5,539,056	5,539,056	5,624,234

	At or for the three months ended March 31,		At or for the years ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Selected Average Balances
Assets	$1,059,411	1,068,523	1,074,250	1,078,136	1,016,257	929,799	846,836
Available for sale securities	313,452	268,218	295,413	219,797	161,135	115,853	120,296
Loans	671,580	721,717	697,527	757,532	782,464	747,203	665,379
Interest-earning assets	997,847	1,011,055	1,015,451	999,054	956,680	876,425	801,094
Deposits	814,258	839,968	835,550	840,343	772,075	720,918	659,174
Interest-bearing liabilities	806,297	844,855	836,382	849,870	796,260	740,478	665,727
Shareholders' equity	105,202	97,592	102,568	101,529	101,162	76,241	70,586
Shares outstanding*	5,544,160	5,541,542	5,542,548	5,539,308	5,539,056	5,588,314	5,700,860
Profitability Ratios**
Return on average total assets	0.63%	0.52%	0.48%	0.17%	0.29%	0.69%	1.13%
Return on average shareholders' equity	6.34%	5.66%	5.03%	1.81%	2.88%	8.38%	13.59%
Dividend payout ratio***	29.61%	10.96%	11.78%	100.11%	86.22%	41.93%	24.30%
Liquidity and Capital Ratios (averages)
Loan to deposit	82.48%	85.92%	83.48%	90.15%	101.35%	103.65%	100.94%
Shareholders' equity to total assets	9.93%	9.13%	9.55%	9.42%	9.95%	8.20%	8.34%
Per share of Common Stock*
Basic net income	$0.24	0.18	0.68	0.08	0.30	1.14	1.68
Diluted net income	0.24	0.18	0.68	0.08	0.30	1.13	1.65
Cash dividends	0.07	0.02	0.08	0.08	0.26	0.48	0.41
Book value	14.31	13.02	14.06	12.96	13.39	13.73	12.46

*	Shares outstanding and per share computations have been retroactively restated to reflect a 3-for-2 stock split which occurred in the second quarter of 2007.
**	Annualized for interim periods.
***	As a percentage of net earnings available to common shareholders.

RISK FACTORS

An investment in our securities involves certain risks. You should consider carefully the risks and uncertainties described in, or incorporated by reference in, this prospectus, including the risks described below and under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, and in any other reports that we file with the SEC, along with the other information included or incorporated by reference in this prospectus, in evaluating an investment in our securities. The information included or incorporated by reference in this prospectus may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. For a description of these reports and documents, and information about where you can find them, see the sections entitled “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus.

The risks and uncertainties described in this prospectus and the documents incorporated by reference in this prospectus are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the value of the securities to decline, and you may lose part or all of your investment.

Risks Related to an Investment in the Preferred Shares

The Preferred Shares are equity and are subordinated to all of our existing and future indebtedness; we are highly dependent on dividends and other amounts from our subsidiaries in order to pay dividends on, and redeem at our option subject to prior regulatory approval, the Preferred Shares; our receipt of dividends from Peoples Bank and our other subsidiaries is subject to various prohibitions and other restrictions; and the Preferred Shares place no limitations on the amount of indebtedness we and our subsidiaries may incur in the future.

The Preferred Shares are equity interests in the Company and do not constitute indebtedness. As such, the Preferred Shares, like our Common Stock, rank junior to all existing and future indebtedness and other non-equity claims on the Company with respect to assets available to satisfy claims on the Company, including in a liquidation of the Company. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of perpetual preferred stock like the Preferred Shares, there is no stated maturity date (although the Preferred Shares are subject to redemption at our option) and dividends are payable only if, when and as authorized and declared by our Board of Directors and depend on, among other factors, the historical and projected results of operations, liquidity, cash flows, capital levels, financial condition, debt service requirements and other cash needs and financing covenants of the Company and its subsidiaries and on applicable state law, federal and state regulatory prohibitions and other restrictions and any other factors our Board of Directors deems relevant at the time.

The Preferred Shares are not savings accounts, deposits or other obligations of any depository institution and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality. Furthermore, the Company is a legal entity that is separate and distinct from its subsidiaries, and its subsidiaries have no obligation, contingent or otherwise, to make any payments in respect of the Preferred Shares or to make funds available therefor. Because the Company is a holding company that maintains only limited cash at that level, its ability to pay dividends on, and redeem at its option subject to prior regulatory approval, the Preferred Shares will be highly dependent upon the receipt of dividends, fees and other amounts from its subsidiaries, and so will be highly dependent upon the historical and projected results of operations, liquidity, cash flows and financial condition of its subsidiaries. In addition, the right of the Company to participate in any distribution of assets of any of its subsidiaries upon their respective liquidation or reorganization will be subject to the prior claims of the creditors (including any depositors) and preferred equity holders of the applicable subsidiary, except to the extent that the Company is a creditor, and is recognized as a creditor, of such subsidiary. Accordingly, the holders of the Preferred Shares will be structurally subordinated to all existing and future obligations and preferred equity of the Company’s subsidiaries.

There are also various legal and regulatory prohibitions and other restrictions on the ability of the Company’s depository institution subsidiary to pay dividends, extend credit or otherwise transfer funds to the Company or affiliates. Such dividend payments are subject to regulatory tests, generally based on current and retained earnings of such subsidiaries and other factors, and, may require regulatory approval in the future. Dividend payments to the Company from its depository institution subsidiary may also be prohibited if such payments would impair the capital of the applicable subsidiary and in certain other cases. In addition, regulatory rules limit the aggregate amount of a depository institution’s loans to, and investments in, any single affiliate in varying thresholds and may prevent the Company from borrowing from its depository institution subsidiary and require any permitted borrowings to be collateralized.

The Company also is subject to various legal and regulatory policies and requirements impacting the Company’s ability to pay dividends on, or redeem, the Preferred Shares. Under the Federal Reserve’s capital regulations, in order to ensure Tier 1 capital treatment for the Preferred Shares, the Company’s redemption of any of the Preferred Shares is subject to prior regulatory approval. The Federal Reserve also may require the Company to consult with it prior to increasing dividends. In addition, as a matter of policy, the Federal Reserve may restrict or prohibit the payment of dividends if (i) the Company’s net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; (ii) the Company’s prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; (iii) the Company will not meet, or is in danger of not meeting, its minimum regulatory capital ratios; or (iv) the Federal Reserve otherwise determines that the payment of dividends would constitute an unsafe or unsound practice. Recent and future regulatory developments may result in additional restrictions on the Company’s ability to pay dividends.

In addition, the terms of the Preferred Shares do not limit the amount of debt or other obligations we or our subsidiaries may incur in the future. Accordingly, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the Preferred Shares or to which the Preferred Shares will be structurally subordinated.

An active trading market for the Preferred Shares may not develop or be maintained.

The Preferred Shares are not currently listed on any securities exchange or available for quotation on any national quotation system and we do not anticipate listing the Preferred Shares. There can be no assurance that an active trading market for the Preferred Shares will develop or, if developed, will be maintained. If an active market is not developed and maintained, the market value and liquidity of the Preferred Shares may be materially and adversely affected.

The Preferred Shares may be junior in rights and preferences to our future preferred stock.

Subject to approval by the holders of at least 66 2/3% of the Preferred Shares then outstanding, voting as a separate class, we may issue preferred stock in the future, the terms of which are expressly senior to the Preferred Shares. The terms of any such future preferred stock expressly senior to the Preferred Shares may prohibit or otherwise restrict dividend payments on the Preferred Shares. For example, the terms of any such senior preferred stock may provide that, unless full dividends for all of our outstanding preferred stock senior to the Preferred Shares have been paid for the relevant periods, no dividends will be paid on the Preferred Shares, and no Preferred Shares may be repurchased, redeemed, or otherwise acquired by us. In addition, in the event of our liquidation, dissolution or winding-up, the terms of any such senior preferred stock would likely prohibit us from making any payments on the Preferred Shares until all amounts due to holders of such senior preferred stock are paid in full.

Holders of the Preferred Shares have limited voting rights.

Unless and until we are in arrears on our dividend payments on the Preferred Shares for six quarterly periods, whether or not consecutive, the holders of the Preferred Shares will have no voting rights except with respect to certain fundamental changes in the terms of the Preferred Shares and certain other matters and except as may be required by applicable law. If dividends on the Preferred Shares are not paid in full for six quarterly periods, whether or not consecutive, the total number of positions on the Company’s Board of Directors will automatically increase by two and the holders of the Preferred Shares, acting as a class with any other shares of our preferred stock with parity voting rights to the Preferred Shares, will have the right to elect two individuals to serve in the new director positions; provided, that no person may be so elected as a director who would cause the Company to violate any corporate governance requirements of any securities exchange or other trading facility on which its securities may then be listed or traded. This right and the terms of such directors will end when we have paid in full all accrued and unpaid dividends for all past dividend periods. See “Description of Preferred Shares-Voting Rights” in this prospectus.

We are subject to extensive regulation, and ownership of the Preferred Shares may have regulatory implications for holders thereof.

We are subject to extensive federal and state banking laws, including the Bank Holding Company Act of 1956, as amended (the “BHCA”), and federal and state banking regulations, that impact the rights and obligations of owners of the Preferred Shares, including, for example, our ability to declare and pay dividends on, and to redeem, the Preferred Shares. Although the Company does not believe the Preferred Shares are considered “voting securities” currently, if they were to become voting securities for the purposes of the BHCA, whether because the Company has missed six dividend payments and holders of the Preferred Shares have the right to elect directors as a result, or for other reasons, a holder of 25% or more of the Preferred Shares, or a holder of a lesser percentage of our Preferred Shares that is deemed to exercise a “controlling influence” over us, may become subject to regulation under the BHCA. In addition, if the Preferred Shares become “voting securities,” then (a) any bank holding company or foreign bank that is subject to the BHCA may need approval to acquire or retain more than 5% of the then outstanding Preferred Shares, and (b) any holder (or group of holders acting in concert) may need regulatory approval to acquire or retain 10% or more of the Preferred Shares. A holder or group of holders may also be deemed to control us if they own one-third or more of our total equity, both voting and non-voting, aggregating all shares held by the investor across all classes of stock. Holders of the Preferred Shares should consult their own counsel with regard to regulatory implications.

Our compensation expense may increase substantially after Treasury’s sale of the Preferred Shares.

As a result of our participation in the CPP, among other things, we are subject to Treasury’s current standards for executive compensation and corporate governance for the period during which Treasury holds our Preferred Shares. These standards were most recently set forth in the Interim Final Rule on TARP Standards for Compensation and Corporate Governance, published June 15, 2009. If Treasury no longer owns any of the Preferred Shares, these executive compensation and corporate governance standards will no longer be applicable and our compensation expense for our executive officers and other senior employees may increase substantially.

If we redeem the Preferred Shares, you may be unable to reinvest the redemption proceeds in a comparable investment at the same or greater rate of return.

We have the right to redeem the Preferred Shares, in whole or in part, at our option at any time, subject to prior regulatory approval. If prevailing interest rates are relatively low if or when we choose to redeem the Preferred Shares and receive regulatory approval to do so, you generally will not be able to reinvest the redemption proceeds in a comparable investment at the same or greater rate of return. Furthermore, if we redeem the Preferred Shares in part, the liquidity of the outstanding Preferred Shares may be more limited.

If we do not redeem the Preferred Shares prior to February 15, 2014, the cost of this capital to us will increase substantially and could have a material adverse effect on our liquidity and cash flows.

We have the right to redeem the Preferred Shares, in whole or in part, at our option at any time subject to prior regulatory approval. If we do not redeem the Preferred Shares prior to February 15, 2014, the cost of this capital to us will increase substantially on and after such date, with the dividend rate increasing from 5.0% per annum to 9.0% per annum, which could have a material adverse effect on our liquidity, cash flows, financial condition and results of operations. See “Description of Preferred Shares-Redemptions and Repurchases” in this prospectus. Any redemption by us of the Preferred Shares would require prior regulatory approval from the Federal Reserve.

Treasury is a federal agency and your ability to bring a claim against Treasury under the federal securities laws in connection with a purchase of Preferred Shares may be limited.

The doctrine of sovereign immunity, as limited by the Federal Tort Claims Act (the “FTCA”), provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The FTCA bars claims for fraud or misrepresentation. At least one federal court, in a case involving a federal agency, has held that the United States may assert its sovereign immunity to claims brought under the federal securities laws. In addition, Treasury and its officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof. The underwriters are not claiming to be agents of Treasury in this offering. Accordingly, any attempt to assert such a claim against the officers, agents or employees of Treasury for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus, the registration statement of which this prospectus or the documents incorporated by reference in this prospectus are a part or resulting from any other act or omission in connection with the offering of the Preferred Shares by Treasury would likely be barred.

USE OF PROCEEDS

All securities sold pursuant to this prospectus will be sold by the selling securityholders and we will not receive the proceeds from such sales.

DESCRIPTION OF PREFERRED SHARES

This section summarizes specific terms and provisions of the Preferred Shares that may be resold by the selling securityholders. The description of the Preferred Shares contained in this section is qualified in its entirety by the actual terms of the Preferred Shares, as are stated in the designation of preferences, limitations and relative rights of Fixed Rate Cumulative Perpetual Preferred Stock, Series A attached to the Articles of Amendment of the Company filed with the North Carolina Secretary of State on December 19, 2008, a copy of which was attached as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on December 29, 2008, and incorporated by reference into this prospectus. See “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus.

General

The Preferred Shares constitute a series of our perpetual, cumulative, preferred stock, consisting of 25,054 shares, no par value. The Preferred Shares have a liquidation preference amount of $1,000 per share. The Preferred Shares have no maturity date. We issued the Preferred Shares to Treasury on December 23, 2008 for an aggregate purchase price of $25,054,000. The Preferred Shares were issued in connection with the CPP in a private placement exempt from the registration requirements of the Securities Act. The Preferred Shares qualify as Tier 1 capital for regulatory purposes.

Dividends

Rate.  Dividends on the Preferred Shares are payable quarterly in arrears, when, as and if authorized and declared by our Board of Directors out of legally available funds, on a cumulative basis on the $1,000 per share liquidation preference amount plus the amount of accrued and unpaid dividends for any prior dividend periods, at a rate of (i) 5% per annum, from the original issuance date to but excluding the first day of the first dividend period commencing on or after the fifth anniversary of the original issuance date (i.e., 5% per annum from December 23, 2008 to but excluding February 15, 2014), and (ii) 9% per annum, from and after the first day of the first dividend period commencing on or after the fifth anniversary of the original issuance date (i.e., 9% per annum on and after February 15, 2014). Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year. Each dividend will be payable to holders of record as they appear on our stock register on the applicable record date, which will be the 15th calendar day immediately preceding the related dividend payment date (whether or not a business day), or such other record date determined by our Board of Directors that is not more than 60 nor less than ten days prior to the related dividend payment date. Each period from and including a dividend payment date (or the date of the issuance of the Preferred Shares) to but excluding the following dividend payment date is referred to as a

“dividend period.” Dividends payable for each dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. If a scheduled dividend payment date falls on a day that is not a business day, the dividend will be paid on the next business day as if it were paid on the scheduled dividend payment date, and no interest or other additional amount will accrue on the dividend. The term “business day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

Dividends on the Preferred Shares are cumulative. If for any reason our Board of Directors does not declare a dividend on the Preferred Shares for a particular dividend period, or if the Board of Directors declares less than a full dividend, we will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

We are not obligated to pay holders of the Preferred Shares any dividend in excess of the dividends on the Preferred Shares that are payable as described above. There is no sinking fund with respect to dividends on the Preferred Shares.

Priority of Dividends.  So long as the Preferred Shares remain outstanding, we may not declare or pay a dividend or other distribution on our Common Stock or any other shares of Junior Stock (other than dividends payable solely in Common Stock) or Parity Stock (other than dividends paid on a pro rata basis with the Preferred Shares), and we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of Common Stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Preferred Shares for all past dividend periods are paid in full.

“Junior Stock” means our Common Stock and any other class or series of our stock the terms of which expressly provide that it ranks junior to the Preferred Shares as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company. We currently have no outstanding class or series of stock constituting Junior Stock other than our Common Stock.

“Parity Stock” means any class or series of our stock, other than the Preferred Shares, the terms of which do not expressly provide that such class or series will rank senior or junior to the Preferred Shares as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company, in each case without regard to whether dividends accrue cumulatively or non-cumulatively. We currently have no outstanding class or series of stock constituting Parity Stock.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of the Preferred Shares will be entitled to receive for each Preferred Share, out of the assets of the Company or proceeds available for distribution to our shareholders, subject to any rights of our creditors, before any distribution of assets or proceeds is made to or set aside for the holders of our Common Stock and any other class or series of our stock ranking junior to the Preferred Shares, payment of an amount equal to the sum of (i) the $1,000 liquidation preference amount per Preferred Share and (ii) the amount of any accrued and unpaid dividends on the Preferred Share (including dividends accrued on any unpaid dividends). To the extent the assets or proceeds available for distribution to shareholders are not sufficient to fully pay the liquidation payments owing to the holders of the Preferred Shares and the holders of any other class or series of our stock ranking equally with the Preferred Shares, the holders of the Preferred Shares and such other stock will share ratably in the distribution.

For purposes of the liquidation rights of the Preferred Shares, neither a merger nor a consolidation of the Company with another entity, including a merger or consolidation in which the holders of Preferred Shares receive cash, securities or other property for their shares, nor a sale, lease or exchange of all or substantially all of the Company’s assets will constitute a liquidation, dissolution or winding up of the affairs of the Company.

Redemptions and Repurchases; Sinking Fund

We may redeem the Preferred Shares, at any time, in whole or in part, at our option, subject to prior approval by the appropriate federal banking agency, for a redemption price equal to 100% of the liquidation preference amount per Preferred Share plus any accrued and unpaid dividends to but excluding the date of redemption (including dividends accrued on any unpaid dividends), provided that any declared but unpaid dividend payable on a redemption date that occurs subsequent to the record date for the dividend will be payable to the holder of record of the redeemed Preferred Shares on the dividend record date.

To exercise the redemption right described above, we must give notice of the redemption to the holders of record of the Preferred Shares by first class mail, not less than 30 days and not more than 60 days before the date of redemption. Each notice of redemption given to a holder of Preferred Shares must state: (i) the redemption date; (ii) the number of Preferred Shares to be redeemed and, if less than all the Preferred Shares held by such holder are to be redeemed, the number of such Preferred Shares to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption price. In the case of a partial redemption of the Preferred Shares, the Preferred Shares to be redeemed will be selected either pro rata or in such other manner as our Board of Directors determines to be fair and equitable.

The Securities Purchase Agreement between us and Treasury provides that so long as Treasury continues to own any Preferred Shares, we may not repurchase any Preferred Shares from any other holder of such Preferred Shares unless we offer to repurchase a ratable portion of the Preferred Shares then held by Treasury on the same terms and conditions.

Preferred Shares that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of preferred stock, which may then be reissued by us as any series of preferred stock other than the Preferred Shares.

The Preferred Shares are not subject to any mandatory redemption, sinking fund or other similar provisions. Holders of the Preferred Shares have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

No Conversion Rights

Holders of the Preferred Shares have no right to exchange or convert their shares into Common Stock or any other securities.

Voting Rights

The holders of the Preferred Shares do not have voting rights other than those described below, except to the extent specifically required by North Carolina law.

Whenever dividends have not been paid on the Preferred Shares for six or more quarterly dividend periods, whether or not consecutive, the authorized number of directors of the Company will automatically increase by two and the holders of the Preferred Shares will have the right, with the holders of shares of any other classes or series of Voting Parity Stock (as defined below) outstanding at the time, voting together as a class, to elect two directors (the “Preferred Directors”) to fill such newly created directorships at our next annual meeting of shareholders (or at a special meeting called for that purpose prior to the next annual meeting) and at each subsequent annual meeting of shareholders until all accrued and unpaid dividends (including dividends accumulated on any unpaid dividends) for all past dividend periods on all outstanding Preferred Shares have been paid in full at which time this right will terminate with respect to the Preferred Shares, subject to revesting in the event of each and every subsequent default by the Company in the payment of dividends on the Preferred Shares.

No person may be elected as a Preferred Director who would cause the Company to violate any corporate governance requirements of any securities exchange or other trading facility on which its securities may then be listed or traded. Upon any termination of the right of the holders of the Preferred Shares and Voting Parity Stock as a class to vote for directors as described above, the Preferred Directors will cease to be qualified as directors, the terms of office of all Preferred Directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of Preferred Directors which had been elected by the holders of the Preferred Shares and the Voting Parity Stock. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created by such a removal may be filled, only by the affirmative vote of the holders a majority of the outstanding Preferred Shares voting separately as a class, together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office, the remaining Preferred Director may choose a successor who will hold office for the unexpired term of the office in which the vacancy occurred.

The term “Voting Parity Stock” means with regard to any matter as to which the holders of the Preferred Shares are entitled to vote, any series of Parity Stock (as defined under “— Dividends-Priority of Dividends” above) upon which voting rights similar to those of the Preferred Shares have been conferred and are exercisable with respect to such matter. We currently have no outstanding shares of Voting Parity Stock.

Although the Company does not believe the Preferred Shares are considered “voting securities” currently, if they were to become voting securities for the purposes of the BHCA, whether because the Company has missed six dividend payments and holders of the Preferred Shares have the right to elect directors as a result, or for other reasons, a holder of 25% of more of the Preferred Shares, or a holder of a lesser percentage of our Preferred Shares that is deemed to exercise a “controlling influence” over us, may become subject to regulation under the BHCA. In addition, if the Preferred Shares become “voting securities,” then (a) any bank holding company or foreign bank that is subject to the BHCA may need approval to acquire or retain more than 5% of the then outstanding Preferred Shares, and (b) any holder (or group of holders acting in concert) may need regulatory approval to acquire or retain 10% or more of the Preferred Shares. A holder or group of holders may also be deemed to control us if they own one-third or more of our total equity, both voting and non-voting, aggregating all shares held by the investor across all classes of stock. Holders of the Preferred Shares should consult their own counsel with regard to regulatory implications.

In addition, the BHCA and federal banking regulations require prior Federal Reserve approval before an investor acquires control of a bank holding company. A holder or group of holders will be deemed to control the Company if it owns or controls 25% or more of a class of outstanding shares of our “voting stock,” controls in any manner the election of a majority of our Board of Directors, or otherwise exercises a “controlling influence” over us. A holder or group of holders may also be deemed to control the Company if they own one-third or more of its total equity, both voting and non-voting, aggregating all shares held by the investor across all classes of stock. Any holder that controls the Company and is a “company” under the BHCA may be subject to ongoing regulation and supervision as a bank holding company in accordance with the BHCA.

In addition to any other vote or consent required by North Carolina law or by our Articles of Incorporation, the vote or consent of the holders of at least 66 2/3% of the outstanding Preferred Shares, voting as a separate class, is required in order to do the following:

•	amend or alter our Articles of Incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of our capital stock ranking senior to the Preferred Shares with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Company; or
•	amend, alter or repeal any provision of our Articles of Incorporation in a manner that adversely affects the rights, preferences, privileges or voting powers of the Preferred Shares; or
•	consummate a binding share exchange or reclassification involving the Preferred Shares or a merger or consolidation of the Company with another entity, unless (i) the Preferred Shares remain outstanding or, in the case of a merger or consolidation in which the Company is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) the Preferred Shares remaining outstanding or such preference securities, have such rights, preferences, privileges, voting powers, limitations and restrictions, taken as a whole, as are not materially less favorable than the rights, preferences, privileges, voting powers, limitations and restrictions of the Preferred Shares immediately prior to consummation of the transaction, taken as a whole;

provided, however, that (1) any increase in the amount of our authorized shares of preferred stock, including authorized Preferred Shares necessary to satisfy preemptive or similar rights granted by us to other persons prior to December 23, 2008, and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the Preferred Shares with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative, and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Preferred Shares and will not require the vote or consent of the holders of the Preferred Shares.

To the extent holders of the Preferred Shares are entitled to vote, holders of Preferred Shares will be entitled to one vote for each Preferred Share then held.

The voting provisions described above will not apply if, at or prior to the time when the vote or consent of the holders of the Preferred Shares would otherwise be required, all outstanding Preferred Shares have been redeemed by the Company or called for redemption upon proper notice and sufficient funds have been set aside by the Company for the benefit of the holders of Preferred Shares to effect the redemption.

DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK

This section summarizes specific terms and provisions of the Warrant that may be resold by the selling securityholders. The description of the Warrant contained in this section is qualified in its entirety by the actual terms of the Warrant, a copy of which was attached as Exhibit 4.2 to our Current Report on Form 8-K filed with the SEC on December 29, 2008, and incorporated by reference into this prospectus. See “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus.

Shares of Common Stock Subject to the Warrant

The Warrant is exercisable for 357,234 shares of our Common Stock. We did not complete any qualified equity offerings on or prior to December 31, 2009 that would have reduced the number of shares of Common Stock for which the Warrant was exercisable. The number of shares subject to the Warrant are subject to the further adjustments described below under the heading “— Adjustments to the Warrant.”

Exercise of the Warrant

The initial exercise price applicable to the Warrant is $10.52 per share of Common Stock for which the Warrant may be exercised. The Warrant may be exercised at any time on or before December 23, 2018 by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant and the payment of the exercise price for the shares of Common Stock for which the Warrant is being exercised. The exercise price may be paid either by the withholding by the Company of such number of shares of Common Stock issuable upon exercise of the Warrant equal to the value of the aggregate exercise price of the Warrant determined by reference to the market price of our Common Stock on the trading day on which the Warrant is exercised or, if agreed to by us and the Warrantholder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the Warrant is subject to the further adjustments described below under the heading “— Adjustments to the Warrant.”

The Warrant may be partially exercised. The holder of the Warrant is entitled to receive, within three business days of partial exercise, a new substantially identical Warrant for the unexercised shares.

Upon exercise of the Warrant, certificates for the shares of Common Stock issuable upon exercise will be issued to the Warrantholder. We will not issue fractional shares upon any exercise of the Warrant. Instead, the Warrantholder will be entitled to a cash payment equal to the market price of our Common Stock on the last day preceding the exercise of the Warrant (less the pro-rated exercise price of the Warrant) for any fractional shares that would have otherwise been issuable upon exercise of the Warrant. We will at all times reserve the aggregate number of shares of our Common Stock for which the Warrant may be exercised.

Rights as a Shareholder

The Warrantholder shall have no rights or privileges that the holders of our Common Stock have, including any voting rights, until the Warrant has been exercised, and then only with respect to shares of Common Stock issued in connection with such exercise.

Transferability

The Warrant, and all rights under the Warrant, are transferable, in whole or part.

Voting of Warrant Shares

Treasury has agreed that it will not vote any of the shares of Common Stock that it acquires upon exercise of the Warrant. This does not apply to any other person who acquires any portion of the Warrant, or the shares of Common Stock underlying the Warrant, from Treasury.

Adjustments to the Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations.  The number of shares for which the Warrant may be exercised and the exercise price applicable to the Warrant will be proportionately adjusted in the event we pay stock dividends or make distributions of our Common Stock, subdivide, combine or reclassify outstanding shares of our Common Stock.

Other Distributions.  If we declare any dividends or distributions other than our historical, ordinary cash dividends, dividends paid in our Common Stock and other dividends or distributions in connection with stock splits, subdivisions, reclassifications and combinations covered in the preceding paragraph, the exercise price of the Warrant will be adjusted to reflect such distribution.

Certain Repurchases.  If we effect a pro rata repurchase of Common Stock both the number of shares issuable upon exercise of the Warrant and the exercise price will be adjusted to reflect such a repurchase.

Business Combinations.  In the event of a merger, consolidation or similar transaction involving the Company and requiring shareholder approval, the Warrantholder’s right to receive shares of our Common Stock upon exercise of the Warrant will be converted into the right to exercise the Warrant for the consideration that would have been payable to the Warrantholder with respect to the shares of Common Stock for which the Warrant may be exercised, as if the Warrant had been exercised prior to such merger, consolidation or similar transaction. For purposes of the provision described in the preceding sentence, if the holders of our Common Stock have the right to elect the amount or type of consideration to be received by them in the business combination, then the consideration that the Warrantholder will be entitled to receive upon exercise will be the amount and type of consideration received by a majority of the holders of the Common Stock who affirmatively make an election.

Board Determination.  The exercise price of the Warrant and the number of shares underlying the Warrant would adjust upon a determination by our board of directors to make an adjustment to the anti-dilution provisions as are reasonably necessary, in the good faith opinion of the board, to protect the purchase rights of the Warrantholders.

DESCRIPTION OF COMMON STOCK

This section summarizes specific terms and provisions of our Common Stock that may be resold by the selling securityholders upon exercise of the Warrant. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the North Carolina Business Corporation Act (“NCBCA”), federal law, our articles of incorporation, as amended (“Articles of Incorporation”) and our Bylaws. Our articles of incorporation and the two articles of amendment have been filed with the SEC as Exhibit (3)(i) to the Form 8-A filed on September 2, 1999, Exhibit (3)(1) to the Current Report on Form 8-K filed on December 29, 2008, and Exhibit (3)(2) to the Annual Report on Form 10-K filed on March 25, 2010, respectively, and are incorporated by reference into this prospectus. Our Amended and Restated Bylaws have been filed with the SEC as Exhibit (3)(ii) to our Annual Report on Form 10-K filed on March 25, 2010, and is incorporated by reference into this prospectus. See “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus.

General

Our Articles of Incorporation authorize the issuance of 20,000,000 shares of Common Stock, no par value per share. As of May 8, 2012, there were 5,544,160 shares of Common Stock issued and outstanding, held of record by approximately 718 stockholders. In addition, as of May 8, 2012, 330,486 shares of our

Common Stock are reserved for issuance upon exercise of stock options issued pursuant to our stock compensation plans and grants of restricted stock, and 357,234 shares of our Common Stock are reserved for issuance upon exercise of the Warrant. Our Common Stock is listed for quotation on the NASDAQ Global Market under the symbol “PEBK.” Outstanding shares of our Common Stock are validly issued, fully paid and non-assessable. Each share of our Common Stock has the same relative rights and is identical in all respects to each other share of our Common Stock.

Pre-emptive Rights; Redemption Rights; Terms of Conversion; Sinking Fund and Redemption Provision

Our Common Stock has no preemptive rights, redemption rights, conversion rights, sinking fund or redemption provisions.

Voting Rights

Each holder of Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Stockholders are not entitled to cumulate their votes for the election of directors. Directors are elected by a plurality of the votes cast. Each director is elected to a term ending as of the next succeeding annual meeting or until his or her earlier death, resignation, retirement, removal or disqualification.

Liquidation Rights

In the event of the Company’s liquidation, dissolution or winding up, holders of Common Stock are entitled to share ratably in all the Company’s assets remaining after payment of liabilities, including but not limited to our outstanding subordinated debentures, and the liquidation preference of any then outstanding preferred shares. Because the Company is a bank holding company, its rights and the rights of its creditors and shareholders to receive the assets of any subsidiary upon liquidation or recapitalization may be subject to prior claims of the subsidiary’s creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary.

Dividend Rights

Holders of our Common Stock are entitled to receive ratably such dividends as may be declared by our Board of Directors out of legally available funds. The ability of our Board of Directors to declare and pay dividends on our Common Stock is subject to the terms of applicable North Carolina law, banking regulations and the terms of our participation in the CPP. The Company’s principal source of income is dividends that are declared and paid by Peoples Bank, on its capital stock. Therefore, the ability of the Company to pay dividends is dependent upon the receipt of dividends from Peoples Bank. North Carolina commercial banks, such as Peoples Bank, are subject to legal limitations on the amounts of dividends they are permitted to pay. Peoples Bank may pay dividends from undivided profits, which are determined by deducting and charging certain items against actual profits, including any contributions to surplus required by North Carolina law. Also, an insured depository institution, such as Peoples Bank, is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized,” as such term is defined in the applicable law and regulations. Also, we may not pay dividends on our capital stock if we are in default or have elected to defer payments of interest under our junior subordinated debentures. The declaration and payment of future dividends to holders of our Common Stock will also depend upon our earnings and financial condition, the capital requirements of our subsidiaries, regulatory conditions and other factors as our Board of Directors may deem relevant.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Registrar and Transfer Company, Cranford, New Jersey.

CERTAIN RESTRICTIONS HAVING POTENTIAL ANTI-TAKEOVER EFFECT

Acquisitions of the Company and acquisitions of our capital stock are restricted by certain provisions in our Articles of Incorporation and Bylaws, and by various federal and state laws and regulations. The following description of certain of those provisions is necessarily general and reference should be made in each instance to our Articles of Incorporation and Bylaws, copies of which have been filed with the SEC, or the applicable federal and state laws and regulations. See “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus.

Board of Directors

Our Articles of Incorporation and Bylaws provide that the number of directors shall not be less than five normore than 15. The number of directors currently is ten, but such number may be changed by resolution of our Board of Directors. These provisions have the effect of enabling our Board of Directors to elect directors friendly to management in the event of a non-negotiated take over attempt and may make it more difficult for a person seeking to acquire control of the Company to gain majority representation on our Board of Directors in a relatively short period of time.

Cumulative Voting

Our Articles of Incorporation do not provide for cumulative voting for any purpose. Cumulative voting in election of directors entitles a shareholder to cast a total number of votes equal to the number of directors to be elected multiplied by the number of his or her shares and to distribute that number of votes among such number of nominees as the shareholder chooses. The absence of cumulative voting for directors limits the ability of a minority shareholder to elect directors. Because the holder ofless than a majority of our shares cannot be assured representationon our Board of Directors, the absence of cumulative voting may discourage accumulations of our shares or proxy contests that would result in changes in our management.

Special Meetings

Our Bylaws provide that special meetings of shareholders may be called by the Chairman of the Board, the Chief Executive Officer, the President, or by our Board of Directors. If a special meeting is not called by such persons or entities, shareholder proposals cannot be presented to the shareholders for action until the next annual meeting.

Preemptive Rights

Our Articles of Incorporation do not provide for preemptive rights with respect to any shares which may be issued by the Company.

Capital Stock

Our Articles of Incorporation authorize the issuance of 20,000,000 shares of Common Stock and 5,000,000 shares of preferred stock. This provides our Board of Directors with flexibility to issue additional shares, without further shareholder approval except as expressly required by applicable stock exchange listing standards, for proper corporate purposes, including financings, acquisitions, stock dividends, stock splits, employee stock options and other appropriate purposes. However, issuance of additional authorized shares may also have the effect of impeding ordeterring future attempts to gain control of the Company. Subject to certain restrictions established to protect the holders of the Preferred Shares, our Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, dividend rights, and liquidation preferences, which could adversely affect the voting power of the holders of the Common Stock and discourage an attempt to acquire control of the Company. Our Board of Directors has the power, to the extent consistent with its fiduciary duties, to issue preferred stock to persons friendly to management or otherwise in order to impede attempts by third parties to acquire voting control of the Company and to impede other transactions not favored by management.

Director Nominations

Our Bylaws require a shareholder who intends to nominate a candidate for election to our Board of Directors at a shareholders’ meeting to give written notice to our Secretary at least 30 days (but not more than 50 days) in advance of the date of the meeting at which such nomination will be made. The nomination notice is also required to include specified information concerning the nominee and the proposing shareholder.

Supermajority Voting Provisions

Our Articles of Incorporation require the affirmative vote of 75% of the outstanding shares entitled to vote to approve a merger, consolidation, or other business combination, unless the transaction is approved, prior to consummation, by the vote of at least 75% of the members of the Continuing Directors (as defined in our Articles of Incorporation) of our Board of Directors. “Continuing Directors” generally includes all members of our Board of Directors who are not affiliated with any individual, partnership, trust or other person or entity (or the affiliates and associates of such person or entity) which becomes a beneficial owner of 10% or more of the voting shares of the Company after the date of incorporation. This provision could tend to make the acquisition of the Company more difficult to accomplish without the cooperation or favorable recommendation of our Board of Directors. When evaluating such business combinations, our Board of Directors will consider (i) the social and economic effects of acceptance of such an offer on our depositors, borrowers, other customers, employees, and creditors and our subsidiaries, and on the communities in which we and our subsidiaries operate or are located; (ii) our ability, and the ability of our subsidiaries, to fulfill the objectives of a bank and/or bank holding company, as applicable, and of commercial banking entities, as applicable, under applicable federal and state statutes and regulations; (iii) the business and financial condition and prospects and earnings prospects of the person or group proposing the combination, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the combination, and other likely financial obligations of such person or group, and the possible effect of such conditions and prospects upon the Company and our subsidiaries and the communities in which the Company and our subsidiaries are located; (iv) the competence, experience, and integrity of the person or group proposing the combination and its or their management; and (v) the prospects for successful conclusion of the proposed combination.

Change in Control Regulations

Federal law requires the approval of the Federal Reserve prior to any person or entity, or any persons or entities acting in concert, acquiring 10% or more of our common stock, and prior to certain other actions that are deemed pursuant to regulations of the Federal Reserve to constitute control. In addition, North Carolina law requires the approval of the Commissioner prior to acquiring control of a North Carolina bank.

PLAN OF DISTRIBUTION

The selling security holders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, at negotiated prices or at prices determined by auction or by other methods. Among other transactions, these sales may be effected in transactions, which may involve crosses or block transactions, by one or more of the following methods:

•	on any national securities exchange or quotation service on which the Series A Preferred Stock or the Common Stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the NASDAQ Global Market in the case of our Common Stock,
•	in the over-the-counter market,
•	in transactions otherwise than on these exchanges or services or in the over-the-counter market, or
•	through the writing of options, whether the options are listed on an options exchange or otherwise.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Common Stock issuable upon exercise of the Warrant in the course of hedging the positions they assume. The selling securityholders may also sell short the Common Stock issuable upon exercise of the Warrant and deliver Common Stock to close out short positions, or loan or pledge the Series A Preferred Stock or the Common Stock issuable upon exercise of the Warrant to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NASDAQ Global Market pursuant to Rule 153 under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

Neither the Series A Preferred Stock nor the Warrant is listed on an exchange. Unless requested by the Treasury, we do not intend to list the Series A Preferred Stock on any exchange. We do not intend to list the Warrant on any exchange. No assurance can be given as to the liquidity of the trading market, if any, for the Series A Preferred Stock.

We have agreed to indemnify the selling securityholders under this prospectus against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

SELLING SECURITYHOLDER

On December 23, 2008, we issued the securities covered by this prospectus to the Treasury, which is the selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The Treasury, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the selling securityholders are:

•	25,054 shares of Series A Preferred Stock, representing beneficial ownership of 100% of the shares of Series A Preferred Stock outstanding on the date of this prospectus,
•	a Warrant to purchase 357,234 shares of our Common Stock, representing beneficial ownership of approximately 6.4% of our outstanding Common Stock as of June 11, 2012; and
•	357,234 shares of our Common Stock issuable upon exercise of the Warrant, which shares, if issued, would represent ownership of approximately 6.1% of our outstanding Common Stock as of June 11, 2012.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the Treasury has sole voting and investment power with respect to the securities.

We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

Other than with respect to the acquisition and holding of the securities, the Treasury has not had a material relationship with us.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.

EXPERTS

Our consolidated balance sheets as of December 31, 2011 and December 31, 2010 and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011 appearing in our Annual Report on Form 10-K for the year ended December 31, 2011 have been incorporated by reference herein in reliance upon the report of Porter Keadle Moore, LLC, independent registered public accounting firm and upon the authority of that firm as experts in accounting and auditing.

25,054 Shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch	Sandler O’Neill + Partners, L.P.

Co-Managers

Great Pacific Securities	Loop Capital Markets	Ramirez & Co., Inc.

June 27, 2012